Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Syncora Holdings Ltd. (formerly Security Capital Assurance Ltd):

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Syncora Holdings Ltd. (formerly Security Capital Assurance Ltd) and its subsidiaries (the "Company") at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 15 of Part IV of the Company's Form 10-K for the year ended December 31, 2007 (not presented herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A of the Company's Form 10-K for the year ended December 31, 2007 (not presented herein). Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our audits (which was an integrated audit in 2007). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 23 to the financial statements, during the second and third quarters of 2008 as a result of increased severity and scope of the adverse developments in the U.S. residential mortgage and credit markets, the Company experienced significant adverse development in its statutory loss reserves causing a significant decline in its subsidiary’s statutory capital and surplus, and thus its ability to maintain the statutory minimum policyholders’ surplus, raising substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 23. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 2 to the consolidated financial statements, following significant losses in 2007, the Company's insurance subsidiaries' ratings by the three major rating agencies were downgraded. As a consequence, the Company suspended writing substantially all new business. The Company will administer its existing policies, including collecting premiums, paying claims, and negotiating termination of selected policies. The resumption of normal business operations is not expected in the near term or at all.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
New York, New York
March 17, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to Notes 2 and 23 and the second and third paragraphs of this report, as to which the date is November 17, 2008

SECURITY CAPITAL ASSURANCE LTD
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

(U.S. Dollars in thousands, except per share amounts)	2007	2006
Assets
Investments
Debt securities available for sale, at fair value (amortized cost: 2007—$2,362,538; 2006—
$1,755,184)	$2,381,249	$1,736,462
Short-term investments, at fair value (amortized cost: 2007—$49,882; 2006—$222,930)	49,760	221,901
Total investments	2,431,009	1,958,363
Cash and cash equivalents	249,116	202,548
Accrued investment income	21,039	16,515
Deferred acquisition costs	108,117	93,809
Prepaid reinsurance premiums	101,122	59,983
Premiums receivable	24,494	12,936
Reinsurance balances recoverable on unpaid losses	450,733	88,616
Intangible assets—acquired licenses	11,529	11,529
Deferred income tax asset	—	18,182
Derivative assets	168,364	11,976
Other assets	38,572	22,357
Total assets	$3,604,095	$2,496,814
Liabilities, Minority Interest and Shareholders’ Equity
Liabilities
Unpaid losses and loss adjustment expenses	$1,253,088	$178,517
Deferred premium revenue	927,385	795,906
Derivative liabilities	850,126	5,117
Reinsurance premiums payable	36,485	13,952
Payable for investments purchased	—	5,435
Accounts payable, accrued expenses and other liabilities	70,948	77,351
Total liabilities	3,138,032	1,076,278

Commitments and Contingencies (Note 16)
Minority interest—redeemable preferred shares of subsidiary	39,000	54,016
Shareholders’ Equity
Series A perpetual non-cumulative preference shares—(Par value $0.01 per share; 250,000 shares authorized; issued and outstanding—at December 31, 2007: 250,000, at December 31,
2006: 0; liquidation value $250,000)	3	—
Additional paid-in capital	246,590	—
Total paid-in capital, preferred equity	246,593	—
Common shares—(Par value $0.01 per share; 500,000,000 shares authorized; shares issued and
outstanding—at December 31, 2007: 65,293,543, at December 31, 2006: 64,634,292)	653	646
Additional paid-in capital	993,916	987,798
Total paid-in capital, common equity	994,569	988,444
Accumulated (deficit) retained earnings	(831,900)	397,781
Accumulated other comprehensive income (loss)	17,801	(19,705)
Total shareholders’ equity	427,063	1,366,520
Total liabilities, minority interest and shareholders’ equity	$3,604,095	$2,496,814

See accompanying notes to consolidated financial statements.

SECURITY CAPITAL ASSURANCE LTD
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(U.S. Dollars in thousands, except per share amounts)	2007	2006	2005
Revenues
Gross premiums written	$321,929	$353,728	$233,269
Reinsurance premiums assumed	56,384	55,271	52,170
Total premiums written	378,313	408,999	285,439
Ceded premiums written	(72,254)	(13,067)	(40,527)
Net premiums written	306,059	395,932	244,912
Change in net deferred premium revenue	(90,340)	(212,817)	(93,073)
Net premiums earned (net of ceded premiums earned of $31,117; $22,957;
and $28,107)	215,719	183,115	151,839
Net investment income	120,710	77,724	51,160
Net realized losses on investments	(2,517)	(16,180)	(3,221)
Net realized and unrealized losses on credit derivatives	(690,917)	(8,385)	(6,681)
Fee income and other	215	2,365	750
Total revenues	(356,790)	238,639	193,847
Expenses
Net losses and loss adjustment expenses	720,532	14,958	26,021
Acquisition costs, net	19,971	16,240	12,231
Operating expenses	98,931	78,999	67,621
Total expenses	839,434	110,197	105,873
(Loss) income before income tax and minority interest	(1,196,224)	128,442	87,974
Income tax expense (benefit)	16,389	3,133	(1,277)
(Loss) income before minority interest	(1,212,613)	125,309	89,251
Minority interest—dividends on redeemable preferred shares	3,527	7,954	8,805
Net (loss) income	(1,216,140)	117,355	80,446
Dividends on Series A perpetual non-cumulative preference shares	8,409	—	—
Net (loss) income available to common shareholders	$(1,224,549)	$117,355	$80,446
(Loss) earnings per share available to common shareholders:
Basic	$(19.09)	$2.19	$1.74
Diluted	$(19.09)	$2.18	$1.74
Weighted-average shares outstanding:
(Shares in thousands)
Basic	64,150	53,676	46,127
Diluted	64,150	53,718	46,127
Comprehensive (loss) income:
Net (loss) income	$(1,216,140)	$117,355	$80,446
Currency translation adjustments	174	—	—
Change in unrealized appreciation (depreciation) of investments, net of deferred tax (expense) benefit of $(1,007) in 2007, $102 in 2006 and $792
in 2005	37,332	602	(20,066)
Total comprehensive (loss) income	$(1,178,634)	$117,957	$60,380

See accompanying notes to consolidated financial statements.

SECURITY CAPITAL ASSURANCE LTD
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(U.S. Dollars in thousands, except per share amounts)	2007	2006	2005
Series A perpetual non-cumulative preference shares
Balance—beginning of year	$—	$—	$—
Issuance of shares	3	—	—
Balance—end of year	3	—	—
Additional paid-in capital, preferred equity
Balance—beginning of year	—	—	—
Issuance of Series A perpetual non-cumulative preference shares, net of underwriting
fees and issuance costs	246,590	—	—
Balance—end of year	246,590	—	—
Common shares
Balance—beginning of year	646	461	461
Issuance of common shares	7	185	—
Balance—end of year	653	646	461
Additional paid-in capital, common equity
Balance—beginning of year	987,798	605,951	603,247
Initial public offering proceeds, net of underwriting fees and issuance costs	(250)	341,082	—
Restricted stock and stock options	6,129	827	—
Capital contributions	239	39,938	2,704
Balance—end of year	993,916	987,798	605,951
Accumulated (deficit) retained earnings
Balance—beginning of year	397,781	281,709	201,263
Net (loss) income	(1,216,140)	117,355	80,446
Dividends on Series A perpetual non-cumulative preference shares	(8,409)	—	—
Dividends on common shares	(5,132)	(1,283)	—
Balance—end of year	(831,900)	397,781	281,709
Accumulated other comprehensive income (loss)
Balance—beginning of year	(19,705)	(20,307)	(241)
Currency translation adjustments	174	—	—
Net change in unrealized appreciation (depreciation) of investments	37,332	602	(20,066)
Balance—end of year	17,801	(19,705)	(20,307)
Total shareholders’ equity	$427,063	$1,366,520	$867,814

See accompanying notes to consolidated financial statements.

SECURITY CAPITAL ASSURANCE LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(U.S. Dollars in thousands)	2007	2006	2005
Cash provided by operating activities:
Net (loss) income	$(1,216,140)	$117,355	$80,446
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Net realized losses on investments	2,517	16,180	3,221
Net realized and unrealized losses on credit derivatives	690,917	8,385	6,681
Amortization of premium on bonds	2,715	3,396	4,299
Minority interest—dividends on redeemable preferred shares	3,527	7,954	8,805
Deferred tax expense (benefit)	17,147	(434)	(916)
Increase in accrued investment income	(4,524)	(4,643)	(2,519)
Increase in deferred acquisition costs	(14,308)	(34,217)	(14,993)
(Increase) decrease in prepaid reinsurance premiums	(41,139)	9,890	(12,419)
(Increase) decrease in premiums receivable	(11,558)	(5,166)	14,448
Increase in reinsurance balances recoverable on unpaid losses	(362,117)	(19,399)	(8,303)
Increase in unpaid losses and loss adjustment expenses	1,074,571	31,149	31,634
Increase in deferred premium revenue	131,479	203,321	105,492
Increase (decrease) in reinsurance premiums payable	22,533	13,642	(3,975)
Other, net	(10,117)	46,066	14,845
Total adjustments	1,501,643	276,124	146,300
Net cash provided by operating activities	285,503	393,479	226,746
Cash flows from investing activities:
Proceeds from sale of debt securities	91,504	384,451	589,013
Purchase of debt securities	(981,737)	(994,454)	(922,522)
Net sales (purchases) of short-term investments	85,423	(45,714)	20,373
Proceeds from maturity of debt securities and short-term investments	359,733	47,074	77,217
Other, net	(7,438)	(534)	—
Net cash used in investing activities	(452,515)	(609,177)	(235,919)
Cash flows from financing activities:
Proceeds from issuance of preference shares less underwriters’ allowance and
issuance costs paid	246,993	—	—
Proceeds from issuance of common stock less underwriters’ allowance and
issuance costs paid	—	342,341	—
Cash from contributed subsidiary	—	7,304	—
Cash contributions from XL Capital Ltd	—	21,229	—
Liquidating dividend on redeemable preferred shares	(15,016)	—	—
Dividends on common shares	(5,132)	(1,283)	—
Dividends on Series A perpetual non-cumulative preference shares	(8,409)	—	—
Dividends on redeemable preferred shares	(3,527)	(5,938)	(7,481)
Other	(1,329)	—	—
Net cash provided by (used in) financing activities	213,580	363,653	(7,481)
Increase (decrease) in cash and cash equivalents	46,568	147,955	(16,654)
Cash and cash equivalents—beginning of year	202,548	54,593	71,247
Cash and cash equivalents—end of year	$249,116	$202,548	$54,593
Non-cash capital contributions	$239	$19,541	$2,704
Taxes paid (received) under tax sharing agreement	$3,219	$(508)	$2,485

See accompanying notes to consolidated financial statements.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

1. Organization and Business

     On March 17, 2006, XL Capital Ltd (“XL Capital”) formed Security Capital Assurance Ltd (“SCA”), as a wholly owned Bermuda based subsidiary holding company. SCA is a publicly-traded company with shares traded on the New York Stock Exchange (“NYSE”) under the symbol “SCA.” On July 1, 2006, XL Capital contributed all its ownership interests in its financial guarantee insurance and financial guarantee reinsurance operating businesses to SCA. The aforementioned operating businesses consisted of: (i) XL Capital Assurance Inc. (“XLCA”) and its wholly-owned subsidiary, XL Capital Assurance (U.K.) Limited (“XLCA-UK”) and (ii) XL Financial Assurance Ltd. (“XLFA”). XLCA was an indirect wholly owned subsidiary of XL Capital and all of XLFA was owned by XL Capital, except for a preferred stock interest which is owned by Financial Security Assurance Holdings Ltd. (“FSAH”), an entity which is otherwise not related to XL Capital or SCA. See Note 6. SCA, XLCA, XLFA and all other subsidiaries of SCA are hereafter collectively referred to as the “Company.”

     On August 4, 2006, SCA completed the sale of 18,009,119 of its common shares through an initial public offering (the “IPO”). SCA received net proceeds from the IPO of $341.3 million. In addition, XL Capital sold 5,430,774 of SCA’s common shares from its holdings directly to the public in a secondary offering concurrent with the IPO. SCA did not receive any of the proceeds from the aforementioned sale by XL Capital. Immediately after the IPO and the secondary offering, XL Capital owned approximately a 63 percent economic interest in SCA, adjusted for restricted share awards to the Company’s employees and management granted at the effective date of the IPO. In June 2007, XL Capital completed the sale of additional common shares of SCA from its holdings. SCA did not receive any of the proceeds from this sale. Immediately after such sale XL Capital owned approximately a 46 percent voting and economic interest in SCA, adjusted for restricted share awards to the Company’s employees and management outstanding as of such date. Prior to XL Capital’s sale of SCA common shares in June 2007 its voting interest in SCA was subject to limitations contained in SCA’s bye-laws.

     XL Capital is a public company whose shares are listed on the New York Stock Exchange under the symbol “XL.” XL Capital, through its operating subsidiaries, provides a wide range of insurance and reinsurance coverage and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises worldwide.

     XLCA is an insurance company domiciled in the State of New York and is licensed to conduct financial guarantee insurance business throughout all 50 of the United States, as well as in the Commonwealth of Puerto Rico, the District of Columbia and the U.S. Virgin Islands. In addition, XLCA through its wholly owned subsidiary, XLCA-UK, which is an insurance company organized under the laws of England, is permitted to conduct business in England, Ireland, Spain, France, Portugal, Italy, The Netherlands, Greece, Norway and Germany. To facilitate distribution of their products, XLCA maintains a branch office abroad in Singapore and XLCA-UK maintains a branch office in Madrid. In addition, XLCA has an office in California.

     XLCA and XLCA-UK are primarily engaged in providing credit protection through the issuance of financial guarantee insurance policies and guarantees of credit default swap (“CDS”) contracts. Financial guarantee insurance provides an unconditional and irrevocable guarantee to the holder of a debt obligation of full and timely payment of principal and interest. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is more common in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. CDS contracts are derivative contracts which offer credit protection relating to a particular security or pools of specified securities. Under the terms of a CDS contract, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced security. Credit derivatives typically provide protection to a buyer rather than credit enhancement of

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

an issue as in traditional financial guarantee insurance. The companies’ underwriting policies limit the companies to providing credit protection only on obligations or referenced securities that it determines would be of investment-grade quality without the benefit of credit enhancement provided by the companies through their issuance of insurance policies and the guarantees of CDS contracts.

     XLFA is primarily engaged in the business of providing reinsurance of financial guarantee insurance policies and CDS contracts issued by XLCA, subsidiaries of FSAH (see Note 6), and certain other non-affiliated triple-A-rated financial guarantee primary insurance companies.

2. “Recent Developments, Risks and Uncertainties,” “Status of Regulatory Compliance and Other Factors to Consider in Regard to Risk and Uncertainties,” and “Management’s Current Strategic Plan Responding to Recent Developments, Risks and Uncertainties”

Recent Developments, Risks and Uncertainties

     The maintenance of triple-A ratings has been fundamental to the Company’s historical business plan and business activities. However, adverse developments in the credit markets generally and the mortgage market specifically in the second half of 2007, which accelerated in the fourth quarter, have resulted in material adverse effects on the Company’s business, results of operations, and financial condition. These effects include rating agency downgrades of, and significant provisions for losses and loss adjustment expenses associated with, certain of the residential mortgage backed securities (“RMBS”) and collateralized debt obligations (“CDOs”) of asset backed securities (“ABS CDOs”) guaranteed by the Company (see Note 14). This caused the capital requirements for maintaining the Company’s historic triple-A ratings of each of the three rating agencies to increase materially and, subsequently, all three rating agencies (Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings (“Fitch”) and Standard & Poor’s Ratings Services (“S&P”)) took the negative rating actions, described below, which have caused the Company to suspend writing substantially all new business resulting in the loss of future incremental earnings and cash flow. As discussed below, although there can be no assurance that the Company will be able to recommence writing new business in the near term or at all.

  On January 23, 2008, Fitch downgraded the insurance financial strength (“IFS”) ratings of XLCA, XLCA-UK and XLFA to “A” (Rating Watch Negative) from “AAA.”
  On February 25, 2008, S&P downgraded the IFS, financial enhancement and issuer credit ratings of XLCA, XLCA-UK and XLFA to “A-” from “AAA” and each remains on CreditWatch with negative implications.
  On March 4, 2008, Moody’s placed the “A3” IFS ratings of XLCA, XLCA-UK and XLFA on review for possible downgrade. Previously, on February 7, 2008, among other actions, Moody’s downgraded the IFS ratings of XLCA, XLCA-UK and XLFA to “A3” (Negative Outlook) from “Aaa.”

     In addition, the Company’s results of operations and financial condition are subject to significant uncertainties, including the following:

  the Company continues to be materially exposed to risks associated with any continuing deterioration in the credit market sectors discussed above, as well as the spread of such deterioration to other sectors of the economy to which the Company has material business exposure. The extent and duration of any continued deterioration of the credit markets is unknown, as is the effect, if any, on potential claim payments and the ultimate amount of losses the Company may incur on obligations it has guaranteed. As a result of the current level of the Company’s operating subsidiaries’ regulatory capital and the uncertainty associated with any future adverse loss development, there is a risk that should additional

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

material adverse development of the Company’s loss reserves occur it could cause the Company to be out of compliance with regulatory minimum solvency requirements which could, in turn, cause the regulators of the Company’s operating subsidiaries to intervene in their operations. For example, under certain circumstances, such as regulatory insolvency of the Company’s operating subsidiaries, a regulator could, among other things, rehabilitate or liquidate the insurance subsidiaries or limit the premiums the Company’s subsidiaries can write.

  Establishment of case basis reserves for losses and loss adjustment expenses requires the use and exercise of significant judgment by management, including estimates regarding the likelihood of occurrence and amount of a loss on an insured obligation. Actual experience may differ from estimates and such difference may be material, due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred and, in certain cases, will occur over many years in the future. Examples of these events include changes in the level of interest rates, credit deterioration of insured obligations, and changes in the value of specific assets supporting insured obligations. Both qualitative and the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate.
  Under certain of the Company’s reinsurance agreements, in the event of a ratings downgrade of the Company’s operating subsidiaries (which has already occurred) or other trigger events, the primary companies that have ceded business to the Company generally have the right (subject to applicable cure periods) to commute such reinsurance and take back all or a fixed percentage of all in-force business that has been ceded by such companies to the Company. In such event, the Company would be required to return to the primary company all or a portion of the statutory unearned premium in respect of such business at such time. While no request has been made to date, if all of the Company’s primary companies took back such business subject to these triggers, the Company estimates the amount of statutory unearned premium to be returned to such primary companies to be approximately $138.7 million, net of ceding commission, as of December 31, 2007. If such business were commuted due to the aforementioned circumstances, the Company’s future earnings would be adversely affected by the amount of returned unearned premium, as well as the loss of any future installment premiums that the Company would have received in the future from such returned business.

Status of Regulatory Compliance and Other Factors to Consider in Regard to Risk and Uncertainties

  As of December 31, 2007, the Company was in compliance, in all material respects, with regulatory requirements it is subject to in all jurisdictions in which it operates.
  In early 2008 the Company put in place additional reinsurance agreements between XLCA and XLFA, in addition to those put in place in late 2007, which are intended to mitigate the adverse effects on XLCA’s statutory solvency of future loss development, as well as mitigate the adverse effects on XLCA’s equity, as determined in accordance with GAAP, from the change in fair value of XLCA’s guarantees of CDS contracts.
  Based on its current statutory projections management believes that the Company could incur adverse case basis loss reserve development subsequent to 2007 up to 80% of its established case basis reserves at December 31, 2007, after giving effect to reinsurance, and still maintain compliance with its regulatory solvency and risk limit requirements. Actual experience may differ from estimates and such differences may be material.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

  Management has analyzed the effect on the Company if all primary companies it reinsures were to commute such reinsurance and take back all of the in-force business that has been ceded by such companies to the Company, and believes that while, at December 31, 2007, such an event would require the Company to return to such primary companies approximately $138.7 million, net of ceding commissions, the event would be substantially mitigated by the fact that it would also: (i) reduce the amount of capital the Company is required to maintain by rating agencies to support its business, which the Company estimates to be approximately $250.0 million to $400.0 million depending on the rating agency, and (ii) reduce, by approximately $235.0 million, the amount of letter of credits the Company maintains for the benefit of the reinsured primary companies.

Management’s Current Strategic Plan Responding to Recent Developments, Risks and Uncertainties

     In response to the recent developments and the risks and uncertainties noted above, the Company has been exploring strategic options with its advisors, regulators, potential investors and counterparties to preserve and potentially enhance its capital resources, address the rating agencies requirements, and eventually restore the Company’s ratings to a level sufficient to permit it to recommence writing new business. However, management cannot provide any assurance that the Company can successfully address the rating agencies’ requirements or when, and if, the Company will be able to recommence writing new business.

     The Company has developed a strategic plan focused on: (i) mitigating the risk of non-compliance with regulatory solvency requirements and risk limits, (ii) maintaining or enhancing the Company’s liquidity, (iii) increasing the amount of capital available to support its ratings, and (iv) mitigating uncertainty in regard to adverse loss reserve development. The primary elements of the Company’s strategic plan include:

  suspending the writing of substantially all new business; as the Company’s in-force business runs-off or matures, capital that currently supports such business and, accordingly, is not otherwise currently available to be used by the Company, will become available and enhance the Company’s ability to comply with regulatory risk limits and rating agency capital requirements;
  pursuing commutation, restructuring or settlement of guarantees insured or reinsured by the Company, particularly with the Company’s CDO counterparties, in order to mitigate uncertainty in regard to adverse reserve development and generate available capital (as discussed above);
  exploring the commutation of assumed reinsurance agreements or entering into new ceded reinsurance agreements to reduce the capital that the Company is required to maintain in support of its ratings by rating agencies;
  realigning the Company’s cost structure to reflect current business conditions, including staff reductions;
  seeking to raise new capital from third parties under more favorable market conditions than exist at the present time; and
  continuing to investigate longer term strategic alternatives, including the restructuring of the Company’s business to facilitate the creation or raising of new capital.

     There can be no assurance that the Company’s strategic plan will not evolve or change over time, will be successfully implemented or when and if it will address the requirements of the rating agencies. In addition, there can be no assurance that the Company will be able to recommence

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

writing new business in the near term or at all. If the Company is unable to successfully execute its strategic plan, it will have a material adverse effect on its financial condition and results of operations.

     See Note 23 “Events Subsequent to March 17, 2008 Related to Note 2” for an update regarding the Company’s subsidiary’s ability to comply with its minimum policyholders’ surplus requirement under New York state law as well as an update to its liquidity resources including amendments to the Company’s Credit Agreements.

3. Summary of Significant Accounting Policies

     Basis of Presentation

     The accompanying Consolidated Financial Statements present the historical consolidated financial position, results of operations and cash flows of the Company. These Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could, and likely will, differ from those estimates. Accounting policies requiring significant estimates consist of those relating to the Company’s credit derivative contracts, deferred acquisition costs, investments, and reserves for losses and loss adjustment expenses, as discussed in this note.

     Prior to the IPO, certain expenses reflected in the Consolidated Financial Statements include allocations of corporate expenses incurred by XL Capital related to general and administrative services provided to the Company. These expenses were allocated based on estimates of the cost incurred by XL Capital to provide these services to the Company. Management believes that the methods used to estimate the costs allocated to the company are reasonable. All intercompany accounts and transactions have been eliminated in consolidation. However, these results do not necessarily represent what the historical consolidated financial position, results of operations and cash flows of the Company would have been if the Company had been a separate and stand-alone entity prior to the IPO.

     Certain amounts in 2006 and 2005 were reclassified to conform to the current year presentation.

     Investments

     All of the Company’s investments in debt securities are considered available-for-sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from nationally recognized pricing services or, in the absence of quoted market prices, dealer quotes or matrix pricing. Adverse credit market conditions during the second half of 2007 caused some markets to become relatively illiquid, thus reducing the availability of certain data used by the independent pricing services and dealers. The net unrealized appreciation or depreciation on investments, net of deferred income taxes, is included in accumulated other comprehensive income (loss). Any unrealized depreciation in value considered by management to be other-than-temporary is charged to income in the period that such determination is made.

     At the end of each accounting period, the Company reviews unrealized losses on its investment securities to identify declines in fair value that are other-than-temporary. This review involves consideration of several factors including: (i) the time period during which the security has been in a continuous unrealized loss position, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable, of the securities in question and (v) the Company’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the Company concludes that a decline in fair value is other-than-temporary, the cost of the security is written down to fair value and a corresponding loss is realized in the period such determination is made.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, general market conditions and assessing value relative to other comparable securities.

     Bond discounts and premiums are amortized on a level yield basis over the remaining terms of securities acquired. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in income.

     Short-term investments comprise securities with maturities equal to or greater than 90 days but less than one year at time of purchase. Cash equivalents include fixed-interest and money market fund deposits with a maturity of less than 90 days when purchased.

     All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of debt securities are determined on the basis of average cost. Investment income is recognized when earned.

     The Company’s policy is to not invest in obligations which it insures, and there were no such obligations included in the Company’s investment portfolio as of December 31, 2007 or 2006.

     Premium Revenue Recognition

     Premiums charged in connection with the issuance of the Company’s guarantees are received either upfront or in installments. Such premiums are recognized as written when due. Installment premiums written are earned ratably over the installment period, generally one to three months, which is consistent with the expiration of the underlying risk or amortization of the underlying insured par. Upfront premiums written are earned in proportion to the expiration of the related risk. The methodology employed to earn upfront premiums requires that such premiums be apportioned to individual sinking fund payments of a bond issue according to the bond issue’s amortization schedule. The apportionment is based on the ratio of the principal amount of each sinking fund payment to the total principal amount of the bond issue. After the premium is allocated to each scheduled sinking fund payment, such allocated premium is earned on a straight-line basis over the period of that sinking fund payment. As a result, for upfront premiums on amortizing insured obligations, premium revenue recognition will tend to be greater in the earlier periods of the transaction when there is a higher amount of risk or principal outstanding. The effect of the Company’s upfront premium earnings policy is that the Company recognizes greater levels of upfront premiums in earlier years of each amortizing insured obligation. Recognizing premium revenue on a straight-line basis over the life of each amortizing insured obligation without allocating premiums to the scheduled principal payments would materially change the amount of premium the Company recognizes in a particular financial reporting period, but not over the life of the applicable policy. For upfront premiums on non-amortizing bullet maturity debt obligations, premium revenue recognition is recognized on a straight-line basis over the life of the underlying insured obligation. Deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk or principal of insured obligations. For both upfront and installment policies, ceded premium expense is recognized in earnings in proportion to and at the same time the related premium revenue is recognized.

     The Company’s accounting policies for the recognition of ceded premiums, ceding commissions and ceded losses and loss adjustment expenses under its ceded reinsurance contracts mirror the policies described herein for premium revenue recognition, deferred ceding commissions, and reserves for losses and loss adjustment expenses.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     In addition, when an insured issue is retired early, is called by the issuer or is in substance paid in advance through a refunding accomplished by placing U.S. government securities in escrow, the remaining deferred premium revenue is earned at that time since there is no longer risk to the Company.

     Fee Income and Other

     The Company collects advisory and structuring fees in connection with certain transactions. Depending upon the type of fee received, the fee is either earned when services are rendered or deferred and earned over the life of the related transaction. Termination fees are earned when due and are included in the accompanying statements of operations under the caption “Fee Income and Other.” Structuring, waiver and consent, and commitment fees are included in the accompanying consolidated statements of operations as premiums and earned on a straight-line basis over the life of the related transaction.

     Losses and Loss Adjustment Expenses

     The financial guarantees that the Company issues insure guaranteed scheduled payments of principal and interest due on various types of financial obligations against default by the issuers of such obligations. The Company establishes reserves for losses and loss adjustment expenses on such business based on its best estimate of the ultimate expected incurred losses. The Company’s estimated ultimate expected incurred losses are comprised of: (i) case basis reserves, (ii) unallocated reserves, and (iii) cumulative paid losses to date. Establishment of such reserves requires the use and exercise of significant judgment by management, including with respect to estimates regarding the occurrence and amount of a loss on an insured obligation. Actual experience may differ from estimates and such difference may be material due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred. Examples of these events include changes in the level of interest rates, credit deterioration of insured obligations, and changes in the value of specific assets supporting guaranteed obligations. Both qualitative and quantitative factors are used in establishing such reserves. In determining the reserves, management considers all factors in the aggregate, and does not attribute the reserve provisions or any portion thereof to any specific factor. Any estimate of future costs is subject to the inherent limitation on the Company’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate.

     Case basis reserves on financial guarantee insurance business written are established by the Company with respect to a specific policy or contract upon receipt of a claim notice or when management determines that: (i) a claim is probable in the future based on specific credit events that have occurred and (ii) the amount of the ultimate loss that the Company will incur can be reasonably estimated. As specific case basis reserves are established, the Company considers whether any changes are required to the assumptions underlying the calculation of unallocated reserves (which are discussed below) as a result of such activity. The amount of the case basis reserve is based on the net present value of the expected ultimate loss and loss adjustment expense payments that the Company expects to make, net of expected recoveries under salvage and subrogation rights. Case basis reserves are determined using cash flow or similar models to estimate the net present value of the anticipated shortfall between (i) scheduled payments on the insured obligation plus anticipated loss adjustment expenses and (ii) anticipated cash flow from the proceeds to be received on sales of any collateral supporting the obligation and other anticipated recoveries. A number of quantitative and qualitative factors are considered when determining or assessing, in management’s judgment, the need for a case basis reserve. These variables may include the creditworthiness of the underlying issuer of the insured obligation, whether the obligation is secured or unsecured, the projected cash flow or market value of any assets that collateralize or secure the insured obligation,

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

and the historical and projected loss rates on such assets. Other factors that may affect the actual ultimate loss include the state of the economy, changes in interest rates, rates of inflation and the salvage values of specific collateral. Case basis reserves are generally discounted at a rate reflecting the yield on the Company’s investment portfolio during the period the case basis reserve is established. The Company believes this yield is an appropriate rate to discount its reserves because it reflects the rate of return on the assets supporting such business. When a case basis reserve is established for a guaranteed obligation whose premium is paid on an upfront basis, the Company continues to record premium earnings on such policy over its remaining life, unless the Company has recorded a full limit loss with respect to such policy, in which case the remaining deferred premium revenue relating thereto is immediately reflected in earnings. When a case basis reserve is established for a guaranteed obligation whose premium is paid on an installment basis, those premiums, if expected to be received prospectively, are considered a form of recovery.

     Case basis reserves on financial guarantee reinsurance assumed are generally established upon notification from ceding companies. Case basis reserves are established by the Company’s ceding companies and its proportionate share of these reserves are reported to the Company on a monthly basis. Based on the Company’s evaluation of the loss activity reported to it on a monthly basis, as well as the results from its periodic reviews of its ceding companies’ underwriting and surveillance procedures, the Company may, in management’s judgment, establish case reserves greater than those reported by ceding companies.

     In assessing whether a loss is probable, the Company considers all available qualitative and quantitative evidence. Qualitative evidence may take various forms and the nature of such evidence will depend upon the type of insured obligation and the nature and sources of cash flows to fund the insured obligation’s debt service. For example, such evidence with respect to an insured special revenue obligation such as an obligation supported by cash flows from a toll road would consider traffic statistics such as highway volume and related demographic information, whereas an insured mortgage backed securitization would consider the quality of the mortgage loans supporting the insured obligation including delinquency, default and foreclosure rates, loan to value statistics, market valuation of the mortgaged properties and other pertinent information. In addition, the Company will make qualitative judgments with respect to the amount by which certain other structural protections built into the transaction are expected to limit the Company’s loss exposure. Examples of such structural protections may include: (i) rate covenants, which generally stipulate that issuers (i.e., public finance issuers) set rates for services at certain predetermined levels (i.e., water and sewer rates which support debt obligations supported by such revenues), (ii) springing liens, which generally require the issuer to provide additional collateral upon the breach of a covenant or trigger incorporated into the terms of the transaction, (iii) consultant call-in rights, which provide, under certain circumstances, for a consultant to be engaged to make certain binding recommendations, such as raising rates or reducing expenses, (iv) the ability to transfer servicing of collateral assets to another party, and (v) other legal rights and remedies pursuant to representations and warranties made by the issuer and written into the terms of such transactions. Quantitative information may take the form of cash flow projections of the assets supporting the insured debt obligation (which may include, in addition to collateral assets supporting the obligation, structural protections subordinate to the attachment point of the Company’s risk, such as cash reserve accounts and letters of credit), as well as (to the extent applicable) other metrics indicative of the performance of such assets and the trends therein. The Company’s ability to make a reasonable estimate of its expected loss depends upon its evaluation of the totality of both the available quantitative and qualitative evidence, and no one quantitative or qualitative factor is dispositive.

     In addition to case basis reserves, the Company maintains an unallocated loss reserve for expected losses inherent in its in-force business (consisting of both financial guarantee insurance and reinsurance business) that it expects to emerge in the future. The Company’s unallocated loss reserves represent its estimated ultimate liability from claims expected to be incurred in the future

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

under its in-force insured and reinsured policies less outstanding case basis reserves and cumulative paid claims to date on such policies. The Company’s unallocated reserves are estimated by management based upon an actuarial reserving analysis. The actuarial methodology applied by the Company is in accordance with Actuarial Standards of Practice No. 36, Determination of Reasonable Provision. The methodology applied is based on the selection of an initial expected loss ratio, as well as an expected loss emergence pattern (i.e., the expected pattern of the expiration of risk on insured and reinsured in-force policies). Salvage and subrogation recoveries are implicit in the Company’s selected expected ultimate loss ratio as such ratio is derived from industry loss experience, which is net of salvage and subrogation recoveries (i.e., from the liquidation of supporting or pledged collateral assets). The implicit inclusion of salvage and subrogation recoveries in the Company’s selected expected ultimate loss ratio is consistent with the Company’s explicit consideration of collateral support in the establishment of its case basis reserves.

     The Company updates its estimates of losses and loss adjustment expense reserves quarterly and any resulting changes in reserves are recorded as a charge or credit to earnings in the period such estimates are changed. In connection therewith, the Company’s unallocated reserves are adjusted each period to reflect (i) any revisions to management’s estimate of expected ultimate losses, if any, and (ii) the underlying par risk amortization (or “loss development”) of the related insured and reinsured in-force business (i.e., loss emergence pattern). As stated above, the Company’s estimated ultimate expected incurred losses comprise: (i) case basis reserves, (ii) unallocated reserves, and (iii) cumulative paid losses to date. As the Company establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy the Company may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve and/or paid loss activity. The Company would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity across a broad cross-section of its in-force portfolio. The Company has not viewed its case basis reserve and paid loss activity to date to warrant a reduction of its unallocated reserves. While material case basis reserves were established by the Company in 2007, these reserves were concentrated in certain sectors of the financial guarantee portfolio and were associated with unprecedented credit-market events. As such, these events did not alter the Company’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves. Each quarterly period there is an interplay between case basis reserves, unallocated reserves and cumulative paid losses to date, such that the aggregate thereof represents management’s best estimate of the ultimate losses it expects to incur on the Company’s in-force business. The process of establishing unallocated reserves and periodically revising such reserves to reflect the underlying par risk amortization and management’s current best estimate of ultimate losses will ultimately cause the cumulative loss experience over the life of a particular underwriting year’s business to equal the cumulative inception-to-date actual paid losses on such business.

     The Company’s initial selection of an initial expected loss ratio (and subsequent periodic updates thereof) was based on management’s judgment and considered the characteristics of its in-force financial guarantee insurance and reinsurance business (e.g. principally the mix of the Company’s in-force financial guarantee insurance and reinsurance business between public finance and structured finance business; however, the Company also considered the various bond sectors comprising the Company’s insured and reinsured in-force business which are discussed in detail in Note 13 to the Consolidated Financial Statements, as well as the credit profile of the Company’s insured and reinsured portfolio of business), as well as the Company’s actual loss experience, the characteristics of the insured in-force business of companies comprising the financial guarantee industry and the actual loss experience of companies comprising the industry from the Company’s analysis referred to above. Other factors affecting market default levels and the assumptions important to the Company’s reserving methodology are implicit in its initial expected loss ratio. Such

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

factors may include interest rates, inflation, taxes, industry trends in the valuation of certain asset classes and the overall credit environment. Based on this comparison, the Company adjusts its expected loss ratio as considered necessary to ensure that such ratio continues to be appropriate for the risks inherent in the Company’s in-force business.

     The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. The Company does not attempt to apportion unallocated reserves by type of product.

     The Company’s total reserves for losses and loss adjustment expenses represent a small fraction of the Company’s insured and reinsured in-force par outstanding, which reflects the nature of the business the Company underwrites, which is consistent with that of the financial guarantee insurance industry and the loss experience of the industry. The Company believes that its reserves are adequate to cover its expected ultimate losses. However, due to the inherent uncertainties of estimating reserves for losses and loss adjustment expenses, actual experience may differ from the estimates reflected in the Company’s Consolidated Financial Statements, and the differences may be material. While the Company believes that the underlying principles applied to loss reserving are consistent across the financial guarantee industry, differences may exist with regard to the methodology and measurement of such reserves. While the Company believes that the principles it applies are the most appropriate for the Company’s business and have been applied consistently within the periods presented, alternate methods may produce different estimates as compared to the current methodology used by the Company.

     The Company’s loss reserving policy, described above, is based on guidance provided in FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”), SFAS 5, “Accounting for Contingencies” and analogies to Emerging Issues Task Force (EITF) 85-20, “Recognition of Fees for Guaranteeing a Loan.” SFAS 60 requires that, for short-duration contracts, a liability for unpaid claim costs relating to insurance contracts, including estimates of costs relating to incurred but not reported claims, be accrued when insured events occur. Additionally, SFAS 5, requires that a loss be recognized when it is probable that one or more future events will occur confirming that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

     Although SFAS 60 provides guidance to insurance enterprises, the Company does not believe SFAS 60 comprehensively addresses the unique attributes of financial guarantee insurance contracts, as the standard was developed prior to the maturity of the financial guarantee industry. SFAS 60 provides guidance with respect to insurance contracts that are either short-duration or long-duration in nature. Financial guarantee contracts typically have attributes of both and, therefore, are difficult to classify as either. For instance, financial guarantee contracts are reported for regulatory purposes as property and liability insurance, normally considered short-duration, but have elements of long-duration contracts in that they are irrevocable and extend over a period that may be in excess of 30 years.

     The Company believes its loss reserving policy reflects the requirements of applicable accounting literature, as well as the fact that financial guarantee losses occur over time as a result of credit deterioration, operational difficulties of the insured obligor or fraud, which may not be specifically detected when they occur but which can be generally estimated across a portfolio of insured obligations based on the credit quality and nature of the portfolio and historical default data. The Company does, however, recognize premium revenue and policy acquisition costs in a manner consistent with the guidance provided in SFAS 60 for short-duration contracts. If the Company and the rest of the financial guarantee industry were required to classify its insurance contracts as either short-duration or long-duration or if new specific guidance for financial guarantee insurance emerges, different methods of accounting could apply with respect to loss reserving and

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

liability recognition, and possibly extend to premium revenue and policy acquisition cost recognition. Additionally, there are differences in the methodology and measurement of loss reserves followed by other financial guarantee companies.

     Deferred Acquisition Costs (“DAC”) and Deferred Ceding Commission

     Policy acquisition costs include those expenses that primarily relate to, and vary with, the production of new business. The Company periodically conducts a study to estimate the amount of operating costs that are acquisition costs. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, and are reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

     The Company recognizes a premium deficiency if the sum of expected losses and loss adjustment expenses, maintenance costs and unamortized policy acquisition costs exceeds the related unearned premiums, the anticipated present value of future premiums under installment contracts written, and anticipated investment income. When the Company has a premium deficiency that is greater than unamortized acquisition costs, the unamortized acquisition costs are reduced by a charge to expense, and a liability (if necessary) would be established for any remaining deficiency. For policies reinsured with third parties the Company receives ceding commissions to compensate for acquisition costs incurred. The Company nets ceding commissions received against deferred acquisition costs and earns these ceding commissions over the period in which the related premiums are earned.

     If an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining net amount of DAC with respect to such insured issue is recognized at such time.

     Reinsurance

     In the normal course of business, the Company purchases reinsurance coverage principally to increase aggregate capacity, manage its risk guidelines and reduce the risk of loss on its in-force business. Reinsurance premiums ceded are earned over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded which is applicable to the unexpired term of reinsured policies in-force. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Provision is made for any estimated uncollectible reinsurance.

     Intangible Assets—Acquired Licenses

     Intangible assets comprise licenses to conduct financial guarantee insurance business in 45 states of the United States. The recoverability of the carrying value of these intangible assets is evaluated at least annually for impairment. The Company has not recorded any adjustments to the carrying value of its intangible assets since their acquisition.

     Income Taxes

     The Company utilizes the asset and liability method of accounting for income taxes. Deferred federal income taxes are provided for temporary differences between the tax and financial reporting basis of assets and liabilities that will result in deductible or taxable amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. A valuation allowance is recorded when it is more likely than not that all, or some portion, of the benefits related to deferred tax assets will not be realized.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     Derivative Instruments

     The Company issues and reinsures CDS contracts and certain other credit derivatives. Under the terms of its CDS contracts the Company is generally required to make payments to its counterparty in the event of specific credit events relating to assets referenced in the contracts after exhaustion of various first-loss protection levels.

     Assets referenced in the Company’s in-force CDS contracts include structured pools of obligations, such as ABS CDOs, CLOs, investment-grade corporate CDOs, CDOs of CDOs and CMBS. Such pools were awarded investment-grade ratings at the deals’ inception. At December 31, 2007, the notional amount outstanding of the Company’s in-force CDS contracts was $65.3 billion ($59.6 billion net of reinsurance) and the weighted average term of such contracts was 8.6 years. In addition, based on such notional amount, as of December 31, 2007 approximately 93% of referenced assets underlying such in-force contracts were rated (based on Standard & Poor’s ratings) “AAA”, with 7% rated at or above investment-grade and less than 1% rated below investment-grade.

     Pursuant to the terms of the Company’s CDS contracts, the Company is precluded from transferring such contracts to other market participants without the consent of the counterparty. In addition, the Company’s policy is to hold its CDS contracts to maturity and not to manage such contracts to realize gains or losses from periodic market fluctuations. However, in certain circumstances, the Company may choose to enter into an off-setting position, terminate or restructure a credit derivative prior to maturity for risk management or other purposes (for example, upon a deterioration in underlying credit quality or for the purposes of managing rating agency capital requirements). With the exception of two transactions which occurred in 2004 and 2003, respectively, there have been no such terminations since the Company’s inception.

     As derivative financial instruments, CDS contracts are required to be reported at fair value in accordance with GAAP, with changes in fair value during the period included in earnings. The principal drivers of the fair value of the Company’s CDS contracts include: (i) general market credit spreads for the type(s) of assets referenced in CDS contracts, (ii) the specific quality and performance of the actual assets referenced in the contracts, (iii) the amount of subordination in the transaction before liability attaches, (iv) the quality of the asset manager of the transaction, if applicable, (v) other customized structural features of such contracts (e.g. terms, conditions, covenants), (vi) the rating agency capital charge for the transaction, (vii) supply and demand factors, including the volume of new issuance and financial guarantee market penetration, as well as the level of competition in the marketplace, and (viii) in certain circumstances, the market perception of the Company’s ability to meet its obligations under its CDS contracts which may be implied by the cost of buying credit protection on XLCA.

     The fair value of the Company’s in-force portfolio of CDS contracts represents management’s best estimate of the premium that would be required by a market participant to assume the risks in the Company’s in-force credit derivative portfolio as of the measurement date. Fair value is defined as the price at which an asset or a liability could be bought or transferred in a current transaction between willing parties. Fair value is determined based on quoted market prices, if available. Quoted market prices are available only on a limited portion of the Company’s in-force portfolio of CDS contracts. If quoted market prices are not available, fair value is estimated based on the use of valuation techniques involving management judgment. In determining the fair value of its CDS contracts, the Company uses various valuation approaches with priority given to observable market prices when they are available. Market prices are generally available for traded securities and market standard CDS contracts but are less available or unavailable for highly-customized CDS contracts. Most of the derivative contracts the Company guarantees are structured credit derivative transactions that are not traded and do not have observable market prices.

     Typical market CDS contracts are standardized, liquid instruments that reference tradable securities such as corporate bonds that also have observable prices. These market standard CDS contracts also involve collateral posting, and upon a default of the reference bond, can be settled in

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

cash. In contrast, the Company’s guaranteed CDS contracts do not contain the typical CDS market standard features as described above but have been customized to replicate the Company’s financial guarantee insurance. The Company’s guaranteed CDS contracts provide protection on specified obligations, such as those described above, or the CDS contracts contain a deductible or subordination level. The Company is not required to post collateral, and upon default, the Company generally makes payments on a “pay-as-you-go” basis after the subordination in a transaction is exhausted.

     The Company’s payment obligations after a default vary by deal type. There are three primary types of policy payment requirements:

(i)	timely interest and ultimate principal;

(ii)	ultimate principal only at final maturity; and

(iii)	payments upon settlement of individual collateral losses as they occur upon erosion of deal deductibles.

     The Company’s guaranteed CDS contracts are structured to prevent large one-time claims upon an event of default and almost always allow for payments over time (i.e. “pay as you go” basis) or at final maturity. Also, the Company’s guaranteed CDS contracts are generally governed by a single transaction International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement relating only to that particular transaction/contract. There is no requirement for mark-to-market termination payments, under most monoline standard termination provisions, upon the early termination of a guaranteed CDS contract. However, certain of the Company’s CDS contracts have mark-to-market termination payments following the occurrence of events that are in the Company’s control, as well as events that are outside the Company’s control, such as the Company’s insolvency or a regulator taking control of the Company’s primary insurance subsidiary. An additional difference between the Company’s CDS contracts and the typical market standard CDS contracts is that, except in the limited circumstances noted above, there is no acceleration of the payment to be made under the Company’s guaranteed CDS contracts unless the Company at its option elects to accelerate. Furthermore, by law, the Company’s guarantees are unconditional and irrevocable, and cannot be transferred to most other capital market participants as they are not licensed to write such business. Through reinsurance, the risk of loss (but not counterparty risk) on these contracts can be transferred to other financial guarantee insurance and reinsurance companies.

     Historically, there has not been a market for the transfer of such highly structured guaranteed CDS contracts, in part because of the contractual differences noted above. As a result, the Company believes there are no relevant third party “exit value” market observations for these contracts. If the Company were to affect a transfer of these contracts, it believes the most likely counterparties would be other financial guarantee insurers and reinsurers or other derivative products companies.

     Accordingly, the Company’s estimate of the fair value of its in-force CDS contracts is based on the use of valuation techniques involving management judgment in regard to a number of factors, including:

(i)	estimates of rates of return which would be required by market participants to assume the risks in the Company’s CDS contracts in the current market environment,

(ii)	the amount of subordination in the Company’s CDS contracts before liability attaches that would be required by a market participant in order for it to assume the risks in the Company’s contracts,

(iii)	the actual amount of subordination in the Company’s CDS contracts before liability attaches,

(iv)	the quality of the specific assets referenced in the Company’s CDS contracts at the measurement date,

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

(v)	the market perception of risk associated with asset classes referenced in the Company’s CDS contracts,

(vi)	the remaining average life of the CDS contract,

(vii)	credit price indices, published by non-affiliated financial institutions, for the type(s), or similar types, of assets referenced in the Company’s CDS contracts (both in terms of type of assets and their credit rating),

(viii)	price discovery resulting from discussions and negotiations with market participants or counterparties to the Company’s CDS contracts to transfer or commute the risks in any of the Company’s CDS contracts, and

(ix)	prices of guarantees issued in the Company’s retail market or commutations of contracts the Company has executed in proximity to the measurement date.

     With respect to items (viii) and (ix) above, in any price discovery involving a commutation of a CDS contract with its counterparty to the transaction, the Company considers its performance risk as implied by the market price of buying credit protection on the Company, when assessing the estimated fair value of its obligations to the counterparty under the contract.

     Because it is the Company’s policy to consider all available relevant evidence in forming its best estimate of the fair value of its CDS contracts, as new information becomes available, or existing information becomes more or less available, the Company may consider new or different factors than those listed above and change its estimates in the future.

     The weight ascribed by management to the aforementioned factors in forming its best estimate of the fair value of the Company’s CDS contracts may vary under changing circumstances. In periods prior to July 1, 2007, management principally considered price indices published by nonaffiliated financial institutions in forming its best estimate of the fair value of the Company’s CDS contracts. The fair value of the guarantee was determined by multiplying the percentage change in the applicable credit price index or indices applicable to the assets referenced in the CDS contracts by the present value of the remaining expected future premiums to be received under the contract. Management concluded that results from this calculation represented a reasonable estimate of the fair value of the Company’s CDS contracts at that time.

     In forming management’s best estimate of the fair value of the Company’s CDS contracts subsequent to June 30, 2007, however, management concluded that limited reliance could be placed on price indices because events and conditions in the credit markets associated with subprime mortgage collateral and corporate loans resulted in limited or no transaction activity in many financial instruments since June 30, 2007 (including CDOs of high grade ABS, collateralized loan obligations (“CLOs”), RMBS, and other CDOs), causing financial institutions which publish the indices that management historically relied upon to estimate the fair value of the Company’s credit derivatives either to refrain from updating such indices or base changes in the indices partly on judgments in regard to estimated price levels and not actual executed trades. In addition, evidence suggested that the limited price information available in the marketplace in regard to such instruments was influenced by trades resulting from margin calls and liquidity issues that are generally not part of the risks associated with the Company’s business model or CDS contracts. As a result of the factors discussed above, the fair value of the Company’s credit defaults swaps at September 30, 2007 and December 31, 2007 were estimated by management primarily as follows:

  in instances where the Company was in substantive discussions with market participants to transfer the risk in specific CDS contracts, management’s estimate of the fair value of such contracts was largely based on the price discovery it obtained from such discussions, in instances where current market indices were reliable and available, management’s estimate of fair value was based on applying the percentage change in the applicable credit price index or indices applicable to the assets referenced in the CDS contracts by the present value of the remaining expected future premiums to be received under the contract, and

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

  in substantially all other instances management’s estimate of the fair value of the Company’s CDS contracts ascribed significant weight to management’s judgments regarding rates of return required by market participants in the current market environment and the amount of subordination required by market participants before their liability would attach under the CDS contracts. Management’s judgment in regard to the appropriate rate of return that would be required by a market participant considered all of the other factors discussed above. Management’s judgment in regard to the amount of subordination required by market participants before the liability would attach under the CDS contracts generally assumed that, in the current market environment at December 31, 2007, to transfer the risk in an existing contract it would need subordination sufficient to qualify for a triple-A rating from Moody’s and S&P. Accordingly, for any contract rated below triple-A by the Company or the rating agencies (which consisted only of ABS CDO contracts), the estimated fair value was calculated by adding additional subordination sufficient to meet S&P standards for a triple-A rating based on S&P requirements at December 31, 2007 to the amount of additional premium required to be paid to transfer the risk to achieve the selected rate of return. Such premium was calculated by adjusting the present value of the expected remaining future net cash flows under such contracts (which are comprised of the remaining expected future premiums to be received under the contract, less estimated maintenance expenses and a provision for expected losses that will manifest in the future) to reflect management’s best estimate of the rates of return that would be required by a market participant to assume the risks on such contracts. Should Moody’s or S&P change their requirements in regard to the amount of subordination required to qualify for a triple-A rating, the ratings of obligations the Company guarantees may be downgraded, which would adversely effect the Company’s estimate of the fair value of such guarantees and which could have a material adverse effect on the Company’s financial condition and results of operations.

     Present values of the cash flows referred to above were determined using a discount rate of 7%, which is commensurate with a corporate bond with a similar term to maturity.

     Because management views the credit derivative contracts that the Company issues and reinsures as an extension of the Company’s financial guarantee business, management believes that the most meaningful presentation of these derivatives is to reflect: (i) fees that the Company receives from the issuance of such contracts in the line item captions in the consolidated statement of operations entitled “gross premiums written,” “reinsurance premium assumed,” “net premiums written” and “net premiums earned,” as appropriate, (ii) losses from actual and expected payments to counterparties under such contracts in the line item caption in the consolidated statement of operations entitled “net losses and loss adjustment expenses” and (iii) changes in the fair value of such instruments which are attributable to market factors in the line item caption in the consolidated statement of operations entitled “net realized and unrealized losses on credit derivatives.”

     The following tables present the amounts related to CDS contracts and other credit derivative instruments reflected in the Company’s financial statements as of and for the periods indicated:

	Year Ended December 31,
	2007	2006	2005
(U.S. Dollars in thousands)
Statement of Operations:
Net premiums earned	$47,059	$23,674	$16,527
Net losses and loss adjustment expenses	651,166	2,068	415
Net unrealized losses on credit derivatives	(690,917)	(8,385)	(6,681)

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

	As of	As of
	December 31,	December 31,
	2007	2006
(U.S. Dollars in thousands)
Balance sheet:
Reinsurance balances recoverable on unpaid losses	$186,232	$1,111
Derivative assets	168,364	11,976
Unpaid losses and loss adjustment expenses	850,569	14,283
Deferred premium revenue	15,447	137
Derivative liabilities(1)	850,126	5,117

(1)	The aggregate fair value of the Company’s derivative financial instruments at December 31, 2007 resulted in a net liability of $1.4 billion, which was comprised of a net liability of $1.5 billion relating to credit derivatives issued by the Company and a derivative asset of $107.0 million relating to the Company’s put option under XLFA’s Capital Facility (see Note 7). Of its net liability relating to credit derivatives at December 31, 2007, 47.1%, 2.3%, 48.8% and 1.8%, respectively, reflects estimates based primarily on price discovery resulting from discussions and negotiations to commute certain of the Company’s CDS contracts, market indices, management’s judgment in regard to the rate of return required by a market participant to transfer the risk, as discussed above, and other factors.

     Variable Interest Entities

     The Company insures obligations issued by variable interest entities (“VIEs”) in the ordinary course of the Company’s business. The Company provides financial guarantee insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers’ ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through VIEs. In synthetic transactions, the Company guarantees payment obligations of counterparties, including VIEs, through CDS contracts referencing asset portfolios. The Company only provides financial guarantee insurance of these VIEs for premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. These financial guarantee contracts represent variable interests held by the Company in VIEs.

     In underwriting financial guarantees, the Company generally requires that guaranteed obligations be investment-grade prior to the provision of credit enhancement. Typically, in the case of ABS and other structured obligations, such investment grade ratings are based upon subordination, cash reserves and other structural protections. Consequently, the Company has determined that it is not the primary beneficiary of any VIEs in which it holds a variable interest. Accordingly, these VIEs are not consolidated by the Company.

     Earnings Per Share

     Basic earnings per share amounts are calculated by dividing net (loss) or income by the weighted average number of common shares outstanding during the year excluding the dilutive effect of stock option and restricted stock awards outstanding. Diluted earnings per share amounts are calculated by dividing net income by the sum of the weighted average number of common shares outstanding during the year plus additional shares from all potential dilutive securities. The Company’s dilutive securities consist of stock option and restricted stock awards outstanding. The additional shares included in the denominator when calculating diluted earnings per share is calculated in accordance with the treasury stock method. The treasury stock method assumes that a company uses the proceeds from the exercise of awards to repurchase common stock at the average market price during the period. The assumed proceeds under the treasury stock method include: (i) the purchase price that the grantee will pay in the future, if any (e.g., the exercise price of a stock option); (ii) compensation cost for future service that the company has not yet recognized; and

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

(iii) certain tax benefits when the award generates a tax deduction. However, the calculation of diluted loss per share excludes the dilutive effect of stock option and restricted stock awards outstanding because it would otherwise have an anti-dilutive effect on net loss per share.

     Recent Accounting Pronouncements

     Proposed Statement of Financial Accounting Standards (“SFAS”), Accounting for Financial Guarantee Insurance Contracts

     On April 18, 2007, the Financial Accounting Standards Board (“FASB”) issued Proposed SFAS, Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”). This proposed Statement would clarify how SFAS 60 applies to financial guarantee insurance contracts. The FASB Board concluded redeliberations of the proposed Statement on January 30, 2008 and expects to issue a final Statement sometime in 2008. This proposed Statement, among other things, would change current industry practices with respect to the recognition of premium revenue and claim liabilities. Under the proposed Statement, a claim liability on a financial guarantee insurance contract would be recognized when the insurance enterprise expects that a claim loss will exceed the unearned premium revenue (liability) for that contract based on expected cash flows. The discount rate used to measure the claim liability would be based on the risk-free market rate and updated each quarter. Premium revenue recognition, under the proposed Statement, will be based on applying a fixed percentage of the premium to the amount of outstanding exposure at each reporting date (referred to as the level-yield approach). In addition, in regard to financial guarantee insurance contracts where premiums are received in installments the proposed Statement requires that an insurance enterprise should recognize an asset for the premium receivable and a liability for the unearned premium revenue at inception of a financial guarantee insurance contract and, that such recognition should be based on the following:

  the expected term of the financial guarantee insurance contract if (1) prepayments on the insured financial obligation are probable, (2) the timing and amount of prepayments can be reasonably estimated, and (3) the pool of assets underlying the insured financial obligation are subject to prepayment. Any adjustments for subsequent changes in those prepayment assumptions would be made on a prospective basis. In all other instances, contractual terms would be used, and the discount rate used to measure the premium receivable (asset) and the unearned premium revenue (liability) should be the risk-free rate.

     The Company expects that the initial effect of applying the provisions of the Statement as currently proposed will be material to the Company’s financial statements. In particular, the Company expects that implementation of this guidance as currently proposed would cause the Company to de-recognize its reserves for unallocated losses and loss adjustment expenses and preclude it from providing such reserves in the future.

     The final Statement is expected to be effective for financial statements issued for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years. In addition, beginning the first quarter after issuance of the final Statement, an insurance enterprise will be required to make certain disclosures describing the Company’s guarantees that are being closely monitored as a result of deterioration or other adverse developments.

     SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”

     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”), and addresses issues raised in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The primary objectives of SFAS 155 are: (i) with respect to SFAS 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to SFAS 140, to eliminate a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company adopted SFAS 155 on January 1, 2007 and it had no effect on the Company’s financial condition or results of operations.

     FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”

     In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007 and it had no effect on the Company’s financial condition or results of operations.

     SFAS No. 157, “Fair Value Measurements”

     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. The Company will adopt the provisions of SFAS 157 on January 1, 2008. The Company is currently evaluating the effect the adoption of SFAS 157 will have on its financial statements.

     SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”

     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides the Company an irrevocable option to report selected financial assets and liabilities at fair value with changes in fair value recorded in earnings. The option is applied, on a contract-by-contract basis, to an entire contract and not only to specific risks, specific cash flows or other portions of that contract. Upfront costs and fees related to a contract for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company will adopt the provisions of SFAS 159 on January 1, 2008. The adoption of SFAS 159 will not have a material effect on the Company’s financial statements.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     Proposed FASB Staff Position EITF 03-6-a, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”

     In October 2006, the FASB issued proposed FASB Staff Position EITF 03-6-a, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. This FASB Staff Position (FSP) addresses whether instruments granted in share-based payment transactions may be participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing basic earnings per share (“EPS”) pursuant to the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, “Earnings Per Share.” A share-based payment award that contains a non-forfeitable right to receive cash when dividends are paid to common shareholders irrespective of whether that award ultimately vests or remains unvested shall be considered a participating security as these rights to dividends provide a non-contingent transfer of value to the holder of the share-based payment award. Accordingly, these awards should be included in the computation of basic EPS pursuant to the two-class method. The guidance in this proposed FSP would be effective in the first reporting period beginning after the FASB posts the final FSP to its website. All prior period EPS data will have to be adjusted retrospectively to reflect the provisions of the FSP. Under the terms of the Company’s restricted stock awards, grantees are entitled to the right to receive dividends on the unvested portions of their awards. There is no requirement to return such dividends in the event the unvested awards are forfeited in the future. Accordingly, this FSP will have an effect on the Company’s EPS calculations should the FASB issue the proposed guidance as final during 2008. The Company will continue to evaluate the effect of this guidance.

     EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards”

     In June 2007, the FASB ratified the consensus reached by the EITF on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit with respect to dividends or dividend equivalents for non-vested restricted shares or restricted share units that are paid to employees be recorded as an increase to additional paid-in-capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007, with early adoption permitted. The Company does not believe that the adoption of EITF Issue No. 06-11 will have a material impact on its consolidated financial statements.

4. Investments

     The Company’s primary investment objective is the preservation of capital through maintenance of high-quality investments with adequate liquidity. A secondary objective is optimizing long-term, after-tax returns.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     The amortized cost and fair value of investments as of December 31, 2007 and 2006 are as follows:

	December 31, 2007
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
(U.S. Dollars in thousands)	Cost	Gains	Losses	Fair Value
Debt securities
Mortgage- and asset-backed securities	$1,379,631	$13,586	$(8,082)	$1,385,135
U.S. Government and government agencies	296,486	8,101	(8)	304,579
Corporate	674,769	7,439	(2,551)	679,657
Non-U.S. sovereign government	10,829	235	(7)	11,057
U.S. states and political subdivisions of the states	823	5	(7)	821
Total debt securities	$2,362,538	$29,366	$(10,655)	$2,381,249
Short-term investments
Total short-term investments	$49,882	$52	$(174)	$49,760

	December 31, 2006
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
(U.S. Dollars in thousands)	Cost	Gains	Losses	Fair Value
Debt securities
Mortgage- and asset-backed securities	$1,077,846	$3,850	$(11,435)	$1,070,261
U.S. Government and government agencies	323,638	990	(7,074)	317,554
Corporate	343,199	1,164	(6,111)	338,252
Non-U.S. sovereign government	10,126	93	(202)	10,017
U.S. states and political subdivisions of the states	375	3	—	378
Total debt securities	$1,755,184	$6,100	$(24,822)	$1,736,462
Short-term investments
Total short-term investments	$222,930	$75	$(1,104)	$221,901

The change in net unrealized gains (losses) consists of:

		Year Ended December 31,
(U.S. Dollars in thousands)		2007	2006	2005
Debt securities		$37,433	$1,324	$(21,001)
Short-term investments		907	(824)	143
Change in net unrealized gains (losses)		$38,340	$500	$(20,858)

     Proceeds from sales of debt securities for the years ended December 31, 2007, 2006 and 2005 were $91.5 million, $384.5 million and $589.0 million, respectively.

     The amortized cost and fair value of bonds at December 31, 2007 and 2006 by contractual maturity are shown below. Actual maturity may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

		December 31, 2007
		Amortized
(U.S. Dollars in thousands)		Cost	Fair Value
Due after one through five years		$579,748	$586,886
Due after five through ten years		362,952	367,371
Due after ten years		40,207	41,857
Subtotal		982,907	996,114
Mortgage- and asset-backed securities		1,379,631	1,385,135
Total		$2,362,538	$2,381,249

		December 31, 2006
		Amortized
(U.S. Dollars in thousands)		Cost	Fair Value
Due after one through five years		$333,340	$327,943
Due after five through ten years		301,642	295,850
Due after ten years		42,356	42,408
Subtotal		677,338	666,201
Mortgage- and asset-backed securities		1,077,846	1,070,261
Total		$1,755,184	$1,736,462

Net investment income is derived from the following sources:

(U.S. Dollars in thousands)	2007	2006	2005
Debt securities, short-term investments and cash equivalents	$123,142	$79,996	$52,781
Less: Investment expenses	(2,432)	(2,272)	(1,621)
Net investment income	$120,710	$77,724	$51,160

     The gross realized gains and gross realized (losses) for the years ended December 31, 2007, 2006 and 2005 were $0.9 million and ($3.4) million; $1.9 million and ($18.1) million; and $2.0 million and ($5.2) million, respectively.

     The Company has gross unrealized losses on securities which it considers to be temporary impairments. Such individual security positions have been evaluated by management, based on specific criteria, to determine if these impairments should be considered other-than-temporary. These criteria include assessment of the severity and length of time securities have been impaired, along with management’s ability and intent to hold the securities to recovery (which considers the Company’s liquidity position), among other factors.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     The following tables present the aggregate gross unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006, respectively:

	December 31, 2007
	Less than 12 months		12 months or more			Total
		Unrealized		Unrealized			Unrealized
(U.S. Dollars in thousands)	Fair Value	Loss	Fair Value	Loss		Fair Value	Loss
Description of securities
Mortgage- and asset-backed securities	$94,598	$831	$384,020	$7,251		$478,618	$8,082
U.S. Government and government agencies	—	—	7,666	9		7,666	9
Corporate	40,683	411	208,696	2,283		249,379	2,694
U.S. states and political subdivisions	445	7	—	—		445	7
Non-U.S. sovereign government	—	—	8,530	37		8,530	37
Total debt securities and short-term
investments	$135,726	$1,249	$608,912	$9,580	(1)	$744,638	$10,829

	December 31, 2006
	Less than 12 months		12 months or more			Total
		Unrealized		Unrealized			Unrealized
(U.S. Dollars in thousands)	Fair Value	Loss	Fair Value	Loss		Fair Value	Loss
Description of securities
Mortgage- and asset-backed securities	$220,065	$931	$371,675	$10,504		$591,740	$11,435
U.S. Government and government agencies	60,713	575	361,831	7,571		422,544	8,146
Corporate	46,444	204	211,228	5,913		257,672	6,117
U.S. states and political subdivisions	—	—	2,227	27		2,227	27
Non-U.S. sovereign government	503	—	8,424	201		8,927	201
Total debt securities and short-term
investments	$327,725	$1,710	$955,385	$24,216	(2)	$1,283,110	$25,926

(1)	Of the non-U.S. government securities in a continuous unrealized loss position for 12 months or more at December 31, 2007 (which excludes $0.7 million of unrealized losses on securities issued by the Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) which are included in “Mortgage- and Asset-Backed Securities” in the above table), 71.4%, 86.8%, and 100% are rated “AAA”, “AA–” or better or “A–” or better, respectively, of the total unrealized loss in such category. In addition, of the non-government securities in a continuous unrealized loss position for 12 months or more, securities aggregating 82% of the total unrealized loss in such category have a price decline of less than 6% from their amortized cost and the remaining 18% have a price decline greater than 6% but less than 8% of their amortized cost as of December 31, 2007.

(2)	Of the non-U.S. government securities in a continuous unrealized loss position for 12 months or more at December 31, 2006 (which excludes $2.7 million of unrealized losses on securities issued by the GNMA, FNMA and FHLMC which are included in “Mortgage- and Asset-Backed Securities” in the above table), 59.2%, 75.1%, and 100% are rated “AAA”, “AA–” or better or “A–” or better, respectively, of the total unrealized loss in such category. In addition, of the non- government securities in a continuous unrealized loss position for 12 months or more, securities aggregating 87% of the total unrealized loss in such category have a price decline of less than 6% from their amortized cost and the remaining 13% have a price decline greater than 6% but less than 9% of their amortized cost as of December 31, 2006.

     For the year ended December 31, 2007, the Company recorded other-than-temporary impairment charges of $1.2 million. The Company did not record any other-than-temporary declines in the fair value of debt securities or short-term investments for the years ended December 31, 2006 or 2005.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     Debt securities with an amortized cost and fair value of $7.1 million and $7.6 million and $6.6 million and $6.6 million at December 31, 2007 and 2006, respectively, were on deposit with various regulatory authorities as required by insurance laws.

5. Segments

     The Company’s business activities are organized and managed in two operating segments: financial guarantee insurance and financial guarantee reinsurance. These segments are managed separately because they provide different products or services to different customers, are subject to different regulation, require different strategies and have different technology requirements. Products comprising the financial guarantee insurance segment primarily include financial guarantee insurance of public finance and structured finance debt securities and CDS contracts. Products comprising the reinsurance segment primarily include reinsurance of financial guarantee insurance products issued by financial guarantee insurance companies. Refer to Note 1 and Note 13 for additional information with regard to the products offered by the Company’s operating segments.

     Set forth in the table below is certain financial information with respect to the Company’s operating segments for the years ended December 31, 2007, 2006 and 2005. Except for various allocations discussed below, the accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of each operating segment based on underwriting profit or loss before income taxes, nonrecurring items (e.g. items of an unusual or infrequent nature), and inter-segment transactions. Certain costs and operating expenses are allocated to each of the segments based on: (i) a review of the nature of such costs, and (ii) time studies analyzing the amount of employee compensation costs incurred by each segment.

	Year Ended December 31,
(U.S. Dollars in thousands)	2007	2006	2005
Financial guarantee insurance segment:
Gross premiums written	$321,929	$353,728	$233,269
Ceded premiums	(72,254)	(13,067)	(40,527)
Net premiums written	249,675	340,661	192,742
Change in net deferred premium revenue	(72,980)	(185,098)	(72,159)
Net premiums earned	176,695	155,563	120,583
Fee and other income	215	2,365	750
Total underwriting revenues	176,910	157,928	121,333
Net losses and loss adjustment expenses	708,570	12,639	25,369
Acquisition costs, net	12,170	10,537	4,664
Operating expenses	67,924	62,592	59,434
Total underwriting expenses	788,664	85,768	89,467
Financial guarantee insurance underwriting (loss) profit	(611,754)	72,160	31,866
Financial guarantee reinsurance segment:
Reinsurance premiums assumed	56,384	55,271	52,170
Change in net deferred premium revenue	(17,360)	(27,719)	(20,914)
Net premiums earned and total underwriting revenues	39,024	27,552	31,256
Net losses and loss adjustment expenses	11,962	2,319	652
Acquisition costs, net	7,801	5,703	7,567
Operating expenses	12,128	10,055	8,187
Total underwriting expenses	31,891	18,077	16,406
Financial guarantee reinsurance underwriting profit	7,133	9,475	14,850
Total underwriting (loss) profit	(604,621)	81,635	46,716

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

	Year Ended December 31,
(U.S. Dollars in thousands)	2007	2006	2005
Corporate and other:
Net investment income	120,710	77,724	51,160
Net realized losses on investments	(2,517)	(16,180)	(3,221)
Net realized and unrealized losses on credit derivatives	(690,917)	(8,385)	(6,681)
Subtotal	(1,177,345)	134,794	87,974
Corporate operating expenses	18,879	6,352	—
(Loss) income before income tax and minority interest	(1,196,224)	128,442	87,974
Income tax expense (benefit)	16,389	3,133	(1,277)
(Loss) income before minority interest	(1,212,613)	125,309	89,251
Minority interest—dividends on redeemable preferred shares	3,527	7,954	8,805
Net (loss) income	(1,216,140)	117,355	80,446
Dividends on Series A perpetual non-cumulative preference shares	8,409	—	—
Net (loss) income available to common shareholders	$(1,224,549)	$117,355	$80,446

6. Minority Interest—Redeemable Preferred Shares of Subsidiary

     XLFA was originally formed in 1998 as part of an investment venture between XL Capital and FSAH and was initially capitalized through a series of transactions resulting in the issuance by XLFA of its common shares to XL Insurance (Bermuda) Ltd (“XLI”), an indirect wholly owned subsidiary of XL Capital, for consideration of $221.0 million and the issuance by XLFA of its Series A Redeemable Preferred Shares to FSAH and its subsidiaries for consideration of $39.0 million. FSAH is a holding company whose primary operating subsidiary, Financial Security Assurance Inc. (“FSA”), is a monoline financial guarantee insurance company. On December 7, 2004, XLFA issued additional common shares to XLI in exchange for $125.0 million and on July 1, 2006 all of XL Capital’s direct and indirect ownership interest in XLFA was contributed to SCA. See Note 1. In addition, during 2006, SCA contributed $298.1 million to XLFA from the net proceeds of its IPO and in 2007, SCA contributed $225.0 million to XLFA from the net proceeds of its issuance of Series A Perpetual Non-Cumulative Preference Shares. See Note 19. There were no common or other shares of equity capital issued by XLFA to SCA in exchange for such contributions. Pursuant to XLFA’s corporate bye-laws each share of common stock of XLFA is entitled to three votes with respect to matters requiring a vote of shareholders and each share of the Series A Redeemable Preferred Shares are entitled to one vote. Accordingly, at December 31, 2007 and 2006 holders of XLFA’s Series A Redeemable Preferred Shares as a group had approximately a 5% voting interest in XLFA, respectively, whereas holders of XLFA’s common shares had an approximate 95% voting interest, respectively.

     Under XLFA’s corporate bye-laws the Series A Redeemable Preferred Shares were originally structured to provide for: (i) a 5% fixed annual dividend, (ii) an annual participating dividend according to certain criteria including a formula based on the financial guarantee company industry average for dividends paid, and (iii) a payment upon redemption. Under XLFA’s amended corporate bye-laws the Series A Preferred Shares may be redeemed by XLFA: (i) at any time, in whole or in part, at its sole option; provided that no partial redemption by XLFA shall cause the value of the remaining outstanding Series A Redeemable Preferred Shares to be less than 10% of the total equity capitalization of XLFA; or (ii) in whole but not in part, at any time after the tenth anniversary of the date of their initial issue. Dividends under the Series A Preferred Shares are cumulative. At any time after November 3, 2008, the holders may require XLFA to redeem the Series A Preferred Shares. The Series A Preferred Shares may also be required to be redeemed upon the occurrence of a change of control.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     Prior to April, 2006 the redemption price of the Series A Preferred Shares was estimated at the end of each reporting period and changes in the redemption value were accreted over the period from the date of issuance to the earliest redemption date using the interest method. Pursuant to resolution of XLFA’s shareholders on April 2006, XLFA restructured the terms of its Series A Redeemable Preferred Shares and changed its bye-laws accordingly. In accordance with the resolution, the participating dividend of the preference shares was eliminated, the stated value of the preferred shares held by FSAH and its subsidiaries was increased to $54.0 million, and the fixed dividend rate was increased from 5% to 8.25% .

     For the year ended December 31, 2006, the Company recorded $8.0 million of “minority interest–dividends on redeemable preferred shares” which reflects the effect of the restructured terms of the Series A Preferred Shares referred to above. For the year ended December 31, 2005 the Company recorded $8.8 million of fixed and participating dividends and accreted redemption value.

     On February 27, 2007, the board of directors of XLFA approved: (i) an extraordinary dividend of $15.0 million on its Series A Redeemable Preferred Shares, and (ii) a reduction in the stated value of the remaining outstanding Series A Redeemable Preferred Shares by a corresponding amount. Payment of the extraordinary dividend and the reduction in the stated value of the Series A Redeemable Preferred Shares were made in March 2007. There was no change in the voting interest of the holders of the Series A Redeemable Preferred shares as a result of the extraordinary dividend and reduction in the stated value of the Series A Redeemable Preferred Shares. As a result of the reduction in stated value, dividends on the redeemable preferred shares were $0.8 million quarterly subsequent to March 31, 2007.

7. XLFA Capital Facility

     In December 2004, XLFA entered into a put option agreement and an expense reimbursement agreement (the “Asset Trust Expense Reimbursement Agreement”) with Twin Reefs Asset Trust (the “Asset Trust”). The put option agreement provides XLFA with the irrevocable right to require the Asset Trust at any time and from time to time to purchase XLFA’s non-cumulative perpetual Series B preferred shares with an aggregate liquidation preference of up to $200 million. There is no limit to the number of times that XLFA may exercise the put option, redeem the Series B preferred shares from the Asset Trust and exercise the put option again. XLFA is obligated to reimburse the Asset Trust for certain fees and ordinary expenses. To the extent that any Series B preferred shares are put to the Asset Trust and remain outstanding, a corresponding portion of such fees and ordinary expenses will be payable by XLFA pursuant to the asset trust expense reimbursement agreement. The put option agreement is perpetual but would terminate on delivery of notice by XLFA on or after December 9, 2009, or under certain defined circumstances, such as the failure of XLFA to pay the put option premium when due or bankruptcy. The premium payable by XLFA is the sum of certain trustee and investment managers expenses, the distribution of income paid to holders of the pass-through trust securities, less the investment yield on the eligible assets purchased using the proceeds originally raised from the issuance of the pass-through securities. The eligible securities (which are generally high-grade investment securities) are effectively held in trust to be used to fund the purchase of any Series B preferred shares upon exercise of the put. The put option is recorded at estimated fair value with changes in fair value recognized in earnings under the caption in the consolidated statements of operations entitled “Net realized and unrealized losses on credit derivatives.” For the years ended December 31, 2007, 2006, and 2005 the Company recorded net realized and unrealized gains (losses) of $104.6 million, $(2.3) million, and $(2.3) million relating to the put option, respectively. The increase in the value of the put option recorded at December 31, 2007 reflects the trading value at December 31, 2007 of the aforementioned pass-through securities which, in turn, reflects the market perception of credit risk associated with the Series B Preferred Shares.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     XLFA’s Series B Preferred Shares were created in conjunction with the establishment of the Asset Trust. The Series B Preferred Shares are non-cumulative redeemable perpetual preferred shares with a par value of $120 per share. The Series B Preferred Shares rank prior to XLFA’s common and Series A Redeemable Preferred Shares (see Note 6) and have a liquidation preference of $100,000 each. In the event that XLFA exercises its put option to the Asset Trust and the Series B preferred shares are issued, the holders of outstanding Series B Preferred Shares shall be entitled to receive, in preference to the holders of XLFA’s common and Series A Redeemable Preferred Shares, cash dividends at a percentage rate per Series B Preferred Share as follows:

(1)	for any Dividend Period ending on or prior to December 9, 2009, One-Month LIBOR plus 1.00% per annum, calculated on an Actual/360 Basis; and

(2)	for any subsequent Dividend Period, One-Month LIBOR plus 2.00% per annum, calculated on an Actual/360 Basis.

     The holders of the Series B Preferred Shares will not be entitled to any voting rights as shareholders of XLFA and their consent will not be required for taking any corporate action. Subject to certain requirements, the Series B Preferred Shares may be redeemed, in whole or in part, at the option of XLFA at any time or from time to time after December 9, 2009 for cash at a redemption price equal to the liquidation preference per share plus any accrued and unpaid dividends thereon to the date of redemption without interest on such unpaid dividends.

     On February 7, 2008, XLFA exercised the put option, for the first time since the inception of the facility, to issue $200 million of non-cumulative perpetual Series B preferred shares which, if declared, by XLFA’s board of directors, will pay monthly dividends as described above. On February 26, 2008, XLFA elected to declare dividends on the Series B preferred shares at the required rate for the next three monthly periods.

8. Related Party Transactions

     Concurrent with the IPO, the Company entered into arrangements with affiliates of XL Capital: (i) to provide it protection with respect to adverse development on certain transactions, (ii) to have exposures transferred to it or re-assume exposures under certain financial guarantee policies that were originally reinsured to, or written on behalf of, the Company by XLI, an indirect wholly owned subsidiary of XL Capital, due principally to single risk constraints and rating agency capital adequacy requirements applicable to the Company at the time that business was first written, (iii) to cancel the Company’s reinsurance of certain non-financial guarantee business ceded to it by XLI, and (iv) to govern certain aspects of Company’s relationship with XL Capital after the IPO, including a series of service agreements under which subsidiaries of XL Capital will provide certain services to the Company or receive certain services from the Company for a period of time after the IPO. The aforementioned arrangements are discussed further below.

     In addition, in connection with the IPO, XL Capital agreed to fund a portion of long-term compensation awarded by XL Capital to employees of SCA prior to the IPO and which remained outstanding under XL Capital’s long-term compensation plans subsequent to the IPO. In this regard, SCA reflects the full cost of the periodic charges from such long-term compensation in its earnings each period, XL Capital charges approximately 60% of such cost to SCA, and SCA records a capital contribution from XL Capital equal to the remaining 40% of such cost. The aggregate remaining future cost of such long-term compensation to SCA is approximately $1.0 million at December 31, 2007, of which SCA will pay XL Capital approximately $0.6 million and XL Capital will fund $0.4 million.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     Services Agreements with Affiliates

     Prior to the IPO, the Company purchased various services from affiliates of XL Capital under various agreements and continued to purchase such services under new agreements that became effective at the date of the IPO. Such services principally include: (i) information technology support, (ii) reinsurance and retrocessional consulting and management services and (iii) actuarial, finance, legal, internal audit services and certain investment management services. Since the IPO, the Company has undertaken to perform certain of the services itself or to outsource such services to other vendors and has, accordingly, discontinued the purchase of many of the services that were provided by XL Capital. For the years ended December 31, 2007 and 2006, the Company incurred costs under the aforementioned agreements aggregating $4.3 million and $3.0 million, respectively, which are reflected in “operating expenses” in the accompanying consolidated statements of operations.

     Employee Benefit Plans

     The Company maintains a qualified defined contribution pension plan for the benefit of all eligible employees and a non-qualified deferred compensation plan for the benefit of certain employees (collectively, the “SCA Plans”). Prior to the IPO, XL America, Inc (“XLA”) maintained plans, with substantially the same terms, which employees of the Company participated in (the “XLA Plans”). Discretionary contributions to the SCA Plans and XLA Plans are based on a fixed percentage of employee contributions and compensation, as defined in the aforementioned plans. For the years ended December 31, 2007, 2006, and 2005, the Company incurred costs under the aforementioned plans aggregating $5.2 million, $2.7 million, and $2.2 million, respectively, which are reflected in “operating expenses” in the accompanying consolidated statements of operations.

     Reinsurance Agreements With Affiliates and Other Guarantees

     The Company has the following reinsurance agreements with affiliates. Certain of the agreements discussed below may be terminated under certain conditions, as defined in the agreements.

  Effective July 1, 2007, XLFA ceded certain business to XLI, aggregating approximately $3.7 billion of guaranteed par/notional exposure, under an existing facultative quota share reinsurance agreement. As a result of this transaction, on such date, XLFA ceded premiums of $16.3 million to XLI, received a ceding commission allowance of $6.6 million from XLI, and recorded a liability to XLI of $9.7 million.

  Effective August 4, 2006, certain subsidiaries of XL Capital indemnified the Company for all losses and loss adjustment expenses incurred in excess of its retained reserves at the effective date of the agreement relating to an insured project financing described in Note 14(c). In consideration for the aforementioned indemnifications the Company is obligated to pay such affiliates approximately $9.8 million on an installment basis over the life of the aforementioned project financing. As this premium is due irrespective of any early termination of the underlying insurance transaction, the Company recorded a liability of approximately $7.0 million at the effective date of the indemnifications (representing the present value of the obligation discounted at 5.0%, which reflects the rate on treasury obligations with a term to maturity commensurate with that of the liability) and a corresponding deferred cost, which are reflected in the accompanying consolidated balance sheet in “reinsurance premiums payable” and “prepaid reinsurance premiums”, respectively.

  Effective August 4, 2006, XLA has undertaken to indemnify the Company for any diminution in value below their carrying value at June 30, 2006 of the notes and preferred shares described in Note 14(d), which notes and preferred shares were acquired in connection with the satisfaction of a claim under a financial guarantee insurance policy issued by XLCA. In addition, pursuant to the aforementioned indemnity, XLA agreed to indemnify the Company

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

for any costs arising out of any litigation or future claim in connection with the aforementioned insurance policy. See Note 14(d) for further information regarding amounts recovered or recoverable by SCA under the indemnity.

On August 4, 2006, XLFA terminated a facultative quota share reinsurance treaty with XLI that had been effective since 2001. As a result of the termination, XLI returned $26.5 million of premiums to XLFA, XLFA returned ceding commissions of $7.8 million to XLI, and XLI paid XLFA $18.7 million.

On August 4, 2006, XLFA and XLI agreed to cancel from inception the reinsurance of certain business ceded under a facultative quota share reinsurance treaty that was effective since 1999. As a result of this cancellation, XLFA paid XLI $0.2 million, XLI assumed XLFA’s obligation for $1.2 million of reserves for losses and loss adjustment expenses, and XLFA recorded a capital contribution of $1.0 million. In addition, on such date, XLFA assumed certain business from XLI pursuant to the aforementioned reinsurance treaty. As a result thereof, XLFA recorded assumed premiums of approximately $8.0 million, ceding commissions of approximately $1.0 million and received cash from XLI of approximately $7.0 million.

Effective October 1, 2001, XLFA entered into an excess of loss reinsurance agreement with XLI. This agreement covers a portion of XLFA’s liability arising as a result of losses on policies written by XLFA that are in excess of certain limits and are not covered by other reinsurance agreements. This agreement provides indemnification only for the portion of any loss covered by this agreement in excess of 10% of XLFA’s surplus, up to an aggregate amount of $500 million, and excludes coverage for liabilities arising other than pursuant to the terms of an underlying policy. XLFA ceded losses under this agreement aggregating $259.4 million during the year ended December 31, 2007, which is reflected in “losses and loss adjustment expenses” on the accompanying consolidated statement of operations. There were no losses ceded by XLFA under this agreement prior to 2007. At December 31, 2007 and 2006, the Company had a recoverable from XLI under this agreement of $259.4 million and $0, respectively, which is reflected in “reinsurance balances recoverable on unpaid losses” in the accompanying consolidated balance sheet. The ceded losses of $259.4 million represent the present value (discounted at 5.1%) of the full limit loss of $500 million under this agreement. The Company incurred expense under the excess of loss reinsurance agreement of $8.2 million, $0.5 million, and $0.5 million for the years ended December 31, 2007, 2006, and 2005, respectively. The expense recorded in 2007 reflects all future ceded premium that the Company will be required to pay under the reinsurance agreement over the remaining average life of the loss payments and recoveries noted above, in order for the agreement to remain in-force and the Company recover the aforementioned ceded losses.

Effective November 1, 2002 and as amended and restated as of March 1, 2007, XLCA is party to a facultative reinsurance arrangement (the “XL Re Treaty”) with XL RE AM. Under the terms of the XL Re Treaty, XL RE AM agrees to reinsure risks insured by XLCA under financial guarantee insurance policies up to the amount necessary for XLCA to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. Such reinsurance was on an automatic basis prior to the effective date of the IPO and is on a facultative basis on and after the effective date of the IPO. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

Since it commenced operations, XLFA has entered into several reinsurance arrangements with subsidiaries and affiliates of FSAH (hereafter referred to as “FSA”) to reinsure certain policies issued by FSA which guarantee the timely payment of the principal of and interest on various types of debt obligations. XLFA’s obligations under certain of these arrangements are

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

guaranteed by XLI. Effective upon the IPO, the guarantee was terminated with respect to all new business assumed by XLFA under such arrangement, but the guarantee remains in effect with respect to cessions under the agreement prior to the IPO. Premiums assumed by XLFA under its reinsurance arrangements with FSA represented 78%, 70%, and 66% of the Company’s total reinsurance premiums assumed for the years ended December 31, 2007, 2006, and 2005, respectively.

  XLFA has guaranteed certain of XLI’s obligations in connection with certain transactions where XLI’s customer required such credit enhancement. Each of these transactions has a “double trigger” structure, meaning that XLFA does not have to pay a claim unless both the underlying transaction and XLI default. For each of these transactions, XLFA has entered into a reimbursement agreement with XLI, pursuant to which XLI pays XLFA a fee for providing its guarantee and XLI grants XLFA a security interest in a portion of the payments received by it from its client. As of December 31, 2007 and 2006, XLFA’s aggregate net par outstanding relating to such guarantees was $511.1 million and $522.8 million, respectively.

  Effective May 1, 2004, XLI entered into an agreement with XLCA which unconditionally and irrevocably guarantees to XLCA the full and complete payment when due of all of XLFA’s obligations under its facultative quota share reinsurance agreement with XLCA, under which agreement XLFA has assumed business from XLCA since December 19, 2000. The par value of business guaranteed by XLI under this agreement was approximately $77.5 billion and $83.1 billion as of December 31, 2007 and 2006, respectively. The XLI guarantee agreement terminated with respect to any new business produced by XLCA and ceded to XLFA pursuant to the facultative quota share reinsurance agreement after the effective date of the IPO, but the guarantee remains in effect with respect to cessions under the agreement prior to the IPO.

  The Company provides financial guarantee insurance policies insuring timely payment of investment agreements issued by XLAF, a wholly owned subsidiary of XL Capital. These investment agreements contain ratings triggers based on the rating of XLCA, substantially all of which were triggered upon XLCA’s recent downgrades by Moody’s, S&P and Fitch.
  XLAF may be required to repay or collateralize these investment agreements, and as guarantor of XLAF’s obligations,XLCA may be required to repay these amounts should the assets in XLAF’s investment portfolio prove insufficient orshould XLAF otherwise fail to perform its obligations thereunder. As of December 31, 2007 and 2006, the aggregateface amount of such investment agreements guaranteed by XLCA was $4.0 billion and $3.9 billion, respectively. Todate, XLCA has not had any claim with respect to these investment agreements nor has it been required to collateralizeany of these investment agreements. Although XLAF is a wholly-owned subsidiary of XL Capital, XL Capital is notcontractually obligated to support XLAF under its obligations under the investment agreements. XL Capital has,however, communicated to XLCA and publicly disclosed its intent to settle all such liabilities by the end of March 2008.Accordingly, XLCA does not expect to incur any claims under its insurance of XLAF’s investment agreements. As ofFebruary 29, 2008, the remaining aggregate face amount outstanding of such investment agreements was approximately$2.0 billion.

  In addition, the Company insures XLAF’s obligations under certain derivative contracts issued and purchased by XLAF. As of December 31, 2007 and 2006, the total notional value of such contracts insured was $162.9 million and $179.1 million, respectively.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     The following table summarizes the non-affiliated and affiliated components of each line item in the consolidated statements of operations where applicable:

	Year Ended December 31,
(U.S. Dollars in thousands)	2007	2006	2005
Net premiums earned
Non-affiliated:
Total premiums written	$334,271	$359,411	$245,272
Ceded premiums written	(38,687)	(18,665)	(16,690)
Net premiums written	295,584	340,746	228,582
Change in net deferred premium revenue	(91,680)	(166,484)	(82,590)
Non-affiliated net premiums earned	203,904	174,262	145,992
Affiliated:
Total premiums written	44,042	49,588	40,167
Ceded premiums written	(33,567)	5,598	(23,837)
Net premiums written	10,475	55,186	16,330
Change in net deferred premium revenue	1,340	(46,333)	(10,483)
Affiliated net premiums earned	11,815	8,853	5,847
Total net premiums earned	215,719	183,115	151,839
Net investment income	120,710	77,724	51,160
Net realized losses on investments	(2,517)	(16,180)	(3,221)
Net realized and unrealized losses on credit derivatives	(690,917)	(8,385)	(6,681)
Fee income and other	215	2,365	750
	(572,509)	55,524	42,008
Total revenues	(356,790)	238,639	193,847
Net losses and loss adjustment expenses
Non-affiliated	1,017,525	29,137	30,707
Affiliated	(296,993)	(14,179)	(4,686)
Total net losses and loss adjustment expenses	720,532	14,958	26,021
Acquisition costs, net
Non-affiliated	16,061	14,452	11,639
Affiliated	3,910	1,788	592
Total acquisition costs, net	19,971	16,240	12,231
Operating expenses	98,931	78,999	67,621
Total expenses	839,434	110,197	105,873
(Loss) income before income tax and minority interest	(1,196,224)	128,442	87,974
Income tax expense (benefit)	16,389	3,133	(1,277)
(Loss) income before minority interest	(1,212,613)	125,309	89,251
Minority interest—dividends on redeemable preferred shares	3,527	7,954	8,805
Net (loss) income	(1,216,140)	117,355	80,446
Dividends on Series A perpetual non-cumulative preference shares	8,409	—	—
Net (loss) income available to common shareholders	$(1,224,549)	$117,355	$80,446

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     The following table summarizes the affiliated components of each line item in the consolidated balance sheets where applicable:

	As of December 31,
	2007	2006
(U.S. Dollars in thousands)
Assets
Deferred acquisition costs	$17,070	$16,125
Prepaid reinsurance premiums	41,218	24,236
Premiums receivable	4,693	4,366
Reinsurance balances recoverable on unpaid losses	381,632	79,460
Other assets	794	679
Total affiliated assets	445,407	124,866
Non-affiliated assets	3,158,688	2,371,948
Total assets	$3,604,095	$2,496,814
Liabilities, minority interest and shareholders’ equity
Liabilities
Unpaid loss and loss adjustment expenses	$21,257	$12,047
Deferred premium revenue	138,951	113,108
Reinsurance premiums payable	28,726	10,984
Accounts payable, accrued expenses and other liabilities	4,212	19,623
Total affiliated liabilities	193,146	155,762
Non-affiliated liabilities	2,944,886	920,516
Total liabilities	3,138,032	1,076,278
Minority interest—redeemable preferred shares (affiliate)	39,000	54,016
Total shareholders’ equity	427,063	1,366,520
Total liabilities, minority interest and shareholders’ equity	$3,604,095	$2,496,814

9. Net Premiums Earned

Net premiums earned are comprised of:

	Year Ended December 31,
(U.S. Dollars in thousands)	2007	2006	2005
Gross premiums written	$321,929	$353,728	$233,269
Reinsurance premiums assumed	56,384	55,271	52,170
Total premiums written	378,313	408,999	285,439
Change in direct deferred premium revenue	(114,117)	(175,208)	(82,688)
Change in assumed deferred premium revenue	(17,360)	(27,719)	(22,805)
Gross premiums earned	246,836	206,072	179,946
Reinsurance premiums ceded	(72,254)	(13,067)	(40,527)
Change in prepaid reinsurance premiums	41,137	(9,890)	12,420
Ceded premiums earned	(31,117)	(22,957)	(28,107)
Net premiums earned	$215,719	183,115	$151,839

     Premiums earned for the years ended December 31, 2007, 2006, and 2005 include $14.7 million, $27.4 million and $14.7 million, respectively, related to refunded and called bonds and other accelerations.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

10. Deferred Acquisition Costs and Deferred Ceding Commissions

     Deferred acquisition costs, net of deferred ceding commission revenue, as well as related amortization, as of and for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Year Ended December 31,
(U.S. Dollars in thousands)	2007	2006	2005
Deferred acquisition costs, net—beginning of year	$93,809	$59,592	$44,599
Costs and revenues deferred:
Acquisition costs deferred during the year	54,858	51,214	38,508
Ceding commission revenue deferred during the year	(20,579)	(8,566)	(11,284)
Net costs and revenues deferred	34,279	42,648	27,224
Commutation with affiliate	—	7,809	—
Acquisition costs and ceding commission revenue amortized:
Acquisition costs amortized	(27,284)	(22,422)	(19,937)
Ceding commission revenue amortized	7,313	6,182	7,706
Net acquisition costs amortized	(19,971)	(16,240)	(12,231)
Deferred acquisition costs, net—end of year	$108,117	$93,809	$59,592

     During the year ended December 31, 2007, the Company recorded a premium deficiency by accelerating the amortization of $3.1 million of deferred acquisition costs relating to its guarantees of obligations supported by HELOCs and CES transactions. There have been no premium deficiencies recorded by the Company prior to 2007.

     Accelerated amortization of deferred acquisition costs due to refundings was $2.7 million, $2.2 million and $1.5 million for the years ended December 31, 2007, 2006 and 2005, respectively.

11. Reinsurance

     The Company enters into ceded reinsurance arrangements principally to increase aggregate capacity, manage its risk guidelines and to reduce the risk of loss on business written or assumed. This reinsurance includes the reinsurance arrangements with affiliates that are discussed in Note 8, as well as reinsurance arrangements with non-affiliated reinsurers. Reinsurance does not relieve the Company of its obligations under its guarantees. Accordingly, the Company is still liable under its guarantees in the event reinsuring companies do not meet their obligations to the Company under reinsurance agreements. The Company regularly monitors the financial condition of its reinsurers. For the years ended December 31, 2007, 2006, and 2005 there were no amounts provided by the Company for uncollectible reinsurance recoverable. The following tables set forth certain amounts ceded to affiliate and non-affiliate reinsurers as of and for the years ended December 31, 2007, 2006, and 2005.

	2007
(U.S. Dollars in thousands)	Affiliate	Non-Affiliate	Total
Year Ended December 31
Ceded premiums written	$33,567	$38,687	$72,254
Ceded premiums earned	16,584	14,533	31,117
Ceding commission revenue	2,947	4,367	7,314
Ceded losses and loss adjustment expenses	49,026	1,310	50,336
As of December 31
Par exposure ceded	$7,738,617	$10,921,965	$18,660,582
Reinsurance balances recoverable on unpaid losses	381,164	69,569	450,733

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

	2006
(U.S. Dollars in thousands)	Affiliate	Non-Affiliate	Total
Year Ended December 31
Ceded premiums written	$(5,598)	$18,665	$13,067
Ceded premiums earned	10,666	12,291	22,957
Ceding commission revenue	2,809	3,373	6,182
Ceded losses and loss adjustment expenses	14,647	487	15,134
As of December 31
Par exposure ceded	$1,581,107	$5,745,370	$7,326,477
Reinsurance balances recoverable on unpaid losses	79,615	9,001	88,616

	2005
(U.S. Dollars in thousands)	Affiliate	Non-Affiliate	Total
Year Ended December 31
Ceded premiums written	$23,837	$16,690	$40,527
Ceded premiums earned	16,894	11,213	28,107
Ceding commission revenue	4,895	2,811	7,706
Ceded losses and loss adjustment expenses	7,761	3,491	11,252
As of December 31
Par exposure ceded	$4,405,870	$4,428,175	$8,834,045
Reinsurance balances recoverable on unpaid losses	64,476	4,741	69,217

12. Letter of Credit and Liquidity Facility

     On August 1, 2006, the Company entered into an aggregate $500 million, five-year letter of credit and revolving credit facility (the “Facility”) with a syndicate of banks, for which Citibank N.A. is the administrative agent. The Facility provides for letters of credit of up to $250 million and up to $250 million of revolving credit loans with the aggregate amount of outstanding letters of credit and revolving credit loans thereunder not to exceed $500 million.

     Interest and fees payable under the Facility shall be determined based upon certain spreads over defined benchmarks, principally LIBOR. The commitments under the Facility will expire on, and amounts borrowed under the Facility may be borrowed, repaid and reborrowed from time to time until, the earlier of (i) the date that is five years after the closing date of the Facility and (ii) the date of termination in whole of the commitments upon an optional termination or reduction of the commitments by SCA, XLCA and XLFA or upon an event of default.

     The Facility contains financial covenants that require that the Company at any time (a) prior to August 1, 2008, maintain a minimum consolidated net worth (defined as total shareholders’ equity before accumulated other comprehensive income and excluding the effect of any adjustments required under Statement of Financial Accounting Standards No. 133) of $857.4 million, (b) on or after August 1, 2008, maintain a minimum consolidated net worth (as defined above) equal to the greater of (1) $857.4 million or (2) an amount equal to 65% of the consolidated net worth (as defined above) as of the end of the then most recent fiscal year or fiscal quarter of the Company for which financial statements shall have been delivered, and (c) maintain a maximum total funded debt-to-total capitalization ratio of 30%. At December 31, 2007, consolidated net worth (as defined above), as calculated by the Company in accordance with the Facility, was $1,091.0 million and there was no debt outstanding. The Facility also contains certain covenants, including restrictions on mergers, acquisitions and other business consolidations; the sale of assets; incurrence of indebtedness; liens on assets; and transactions with affiliates. In addition, the Facility contains certain customary provisions regarding events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments, certain events under the Employee

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

Retirement Income Security Act of 1974, as amended, and changes of control. The Facility also requires that the Company deliver audited financial statements without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit.

     As of December 31, 2007, the Company had letters of credit outstanding under the Facility of $233.0 million, which were established for the benefit of primary insurance companies reinsured by the Company, as explained below. No revolving loans have been drawn by the Company under the Facility since its inception. For the year ended December 31 2007, and the period from August 1, 2006 through December 31, 2006, the Company incurred expenses of $0.6 million and $0.2 million, respectively, under the Facility. Prior to August 1, 2006, XL Capital had drawn letters of credit under its credit facility with a syndicate of commercial banks for the benefit of primary companies reinsured by the Company. For the period from January 1, 2006 through July 31, 2006 and the year ended December 31, 2005, the Company incurred expenses of $0.3 million and $1.6 million, respectively, related to letters of credit drawn by XL Capital for the benefit of primary companies reinsured by the Company.

     Primary companies reinsured by XLFA may require XLFA to provide collateral or letters of credit so they can receive reinsurance credit under certain U.S. state laws. In addition, under certain of its reinsurance agreements, XLFA has the option to provide collateral or letters of credit in favor of the primary companies it reinsures in the event of a downgrade of XLFA’s credit ratings or other events which would diminish the reinsurance credit provided to such primary companies by the rating agencies for XLFA’s reinsurance. Although XLFA’s credit ratings were downgraded, as of the date hereof, XLFA has not received a request from any of the primary companies it reinsures to provide collateral or letters of credit and XLFA has not made any determination whether it will provide collateral or letters of credit to such primary companies. As of December 31, 2007, the Company had $17.0 million of additional letter of credit capacity available.

     Under certain of XLFA’s reinsurance agreements, in the event of a ratings downgrade of XLFA or other trigger events (some of which have already occurred), the primary companies that have ceded business to XLFA generally have the right to take back all or a fixed percentage of all in-force business that has been ceded by such companies to XLFA. In such event, XLFA would be required to return to the primary company all or a portion of the U.S. statutory unearned premium for such business at such time. While no request has been made to date, as of December 31, 2007, if all XLFA’s primary companies took back such business, XLFA estimates the amount of U.S. statutory unearned premium to be returned to such primary companies to be approximately $138.7 million, net of ceding commission that such primary companies would be required to return to XLFA upon such request. If such business were recaptured due to the aforementioned circumstances, XLFA would also forego future installment premium on the business recaptured but the Company would require less rating agency capital.

13. Outstanding Exposure and Collateral

     Financial guarantee insurance policies issued by the Company and assumed pursuant to reinsurance arrangements guarantee the timely payment of principal and interest on insured obligations. CDS contracts issued by the Company guarantee the payment of the notional amounts of referenced securities. The net exposure retained on any risk guaranteed or reinsured by the Company is subject to the Company’s underwriting guidelines and regulatory risk limitations. The Company’s in-force business is diversified both domestically and internationally, across multiple industries and by type of obligations guaranteed. The Company’s total exposure, before reinsurance, to principal (or “par”) amounts insured and notional amounts guaranteed as of December 31, 2007 and 2006 was $183.7 billion and $125.3 billion, respectively. The Company’s total exposure, before reinsurance, to principal and interest amounts insured and notional amounts guaranteed as of December 31, 2007 and 2006 was $285.4 billion and $195.4 billion, respectively.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     The following tables present certain information with respect to the par amounts insured and notional amounts guaranteed by the Company at December 31, 2007 and 2006, before and after reinsurance (or on a “gross” and “net” basis, respectively):

	2007			2006
			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net
Risk Classes—Par Exposure
U.S. Public finance	$74.3	69.3	42.0%	$50.6	48.2	40.9%
Non-U.S. Public finance:
U.S Structured finance	76.9	70.2	42.5%	54.0	50.9	43.1%
International finance	32.5	25.5	15.5%	20.7	18.9	16.0%
Total	$183.7	165.0	100.0%	$125.3	118.0	100.0%

The par amounts insured as of December 31, 2007 and 2006 and the terms of maturity are as follows:

			2007
			U.S.		Non-U.S.
			Public Finance		Public Finance
(U.S. Dollars in billions)			Gross	Net	Gross	Net
Years to Maturity—Par Exposure
0 to 5 years			$1.2	$1.2	$13.9	$10.4
5 to 10 years			12.8	11.4	17.9	16.6
10 to 15 years			6.9	6.7	12.2	11.3
15 to 20 years			14.8	14.1	7.0	6.4
20 years and beyond			38.6	35.9	58.4	51.0
Total			$74.3	$69.3	$109.4	$95.7

			2006
			U.S.		Non-U.S.
			(Public Finance		Public Finance
(U.S. Dollars in billions)			Gross	Net	Gross	Net
Years to Maturity—Par Exposure
0 to 5 years			$1.3	$1.2	$10.0	$9.1
5 to 10 years			3.2	3.1	14.1	13.1
10 to 15 years			6.5	6.4	10.7	10.1
15 to 20 years			11.7	11.2	3.8	3.7
20 years and beyond			27.9	26.3	36.1	33.8
Total			$50.6	$48.2	$74.7	$69.8

     The Company seeks to limit its exposure to losses by maintaining a surveillance function which monitors such transactions throughout their lives. Additionally, the Company seeks to mitigate credit risk by only underwriting investment-grade transactions, diversifying its portfolio and maintaining collateral requirements on asset-backed obligations, as well as through reinsurance.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     As of December 31, 2007 and 2006, par and notional amounts of the Company’s guaranteed asset-backed obligations were supported by the following types of collateral:

	2007			2006
			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net
Asset-Backed Collateral Type—Par Exposure
Consumer ABS	$16.1	13.9	82.3%	$11.7	10.7	78.7%
Commercial ABS	4.3	3.0	17.7%	3.2	2.9	21.3%
Total	$20.4	16.9	100.0%	$14.9	13.6	100.0%

     As of December 31, 2007 and 2006, the Company’s in-force portfolio of guaranteed risks was diversified by type of obligation as shown in the following table:

		2007			2006
			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net
Type of Insured Obligation—Par Exposure(1)
Pooled Debt Obligation	$48.0	$45.5	27.6%	$25.8	$25.2	21.3%
General Obligation	35.7	33.7	20.4%	22.2	21.6	18.3%
Transportation	17.0	12.5	7.6%	10.7	9.9	8.4%
Consumer ABS	16.1	13.9	8.4%	11.7	10.7	9.1%
Power & Utilities	14.8	12.7	7.7%	10.7	9.8	8.3%
Utilities	13.4	12.3	7.5%	10.0	9.2	7.8%
Financial Product	8.6	7.7	4.7%	7.5	7.0	5.9%
Non-Ad Valorem	7.1	6.9	4.2%	5.9	5.4	4.6%
Higher Education	6.7	6.6	4.0%	5.2	5.1	4.3%
Commercial ABS	4.3	3.0	1.8%	3.2	2.9	2.5%
Infrastructure	4.0	3.3	2.0%	4.3	3.9	3.3%
Housing and Public Buildings	2.6	2.5	1.5%	0.8	0.8	0.7%
Future Flow	2.3	2.0	1.2%	2.0	1.7	1.4%
Municipal—Other	1.4	1.0	0.6%	—	—	0.0%
Sovereign	1.0	0.7	0.4%	0.7	0.5	0.4%
Whole Business Secured	0.4	0.4	0.2%	0.3	0.3	0.3%
Specialized Risk	0.3	0.3	0.2%	0.7	0.6	0.5%
Pre-Insured	—	—	0.0%	2.7	2.6	2.2%
Specialized Risk—Other	—	—	0.0%	0.5	0.5	0.4%
Revenue Secured	—	—	0.0%	0.4	0.3	0.3%
Total	$183.7	$165.0	100.0%	$125.3	$118.0	100.0%

(1)	Includes policies in all segments: U.S. Public Finance, U.S. Structured Finance and International Finance.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     In addition, the Company seeks to maintain a diversified portfolio of guaranteed obligations designed to spread its risk across a number of geographic areas. Set forth below is the distribution of the Company’s par and notional exposures by geographic location as of December 31, 2007 and 2006:

	2007			2006
			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net
Geographic Distribution—Par Exposure
New York	$20.7	$19.2	11.6%	$9.2	$8.8	7.5%
California	15.5	14.2	8.6%	12.9	12.1	10.2%
Illinois	5.4	5.1	3.1%	3.2	2.8	2.4%
Texas	5.0	4.5	2.7%	2.9	2.7	2.4%
Delaware	4.7	4.0	2.5%	3.2	3.1	2.6%
Florida	4.9	4.1	2.5%	2.6	2.5	2.1%
Massachusetts	3.6	3.5	2.1%	2.3	2.3	1.9%
Alabama	3.6	2.9	1.7%	3.0	2.3	2.0%
Pennsylvania	3.5	3.4	2.1%	2.2	2.2	1.9%
New Jersey	3.4	3.3	2.0%	2.5	2.4	2.0%
Wisconsin	2.1	1.8	1.1%	1.9	1.7	1.4%
Michigan	2.0	2.0	1.2%	1.7	1.7	1.4%
Georgia	2.0	1.9	1.2%	1.4	1.4	1.2%
Colorado	1.5	1.5	0.9%	1.5	1.4	1.2%
District of Columbia	1.1	1.1	0.7%	1.2	1.2	1.0%
Other U.S. Jurisdictions	24.5	23.0	13.9%	16.3	15.7	13.3%
U.S. Diversified	47.7	43.9	26.6%	36.6	34.8	29.5%
International	32.5	25.6	15.5%	20.7	18.9	16.0%
Total	$183.7	$165.0	100.0%	$125.3	$118.0	100.0%

     In its asset-backed business, the Company considers geographic concentration as a factor in its underwriting process. However, the existence of first-loss protection in a typical asset-backed securitization, in addition to other factors, makes it difficult to attribute geographic exposure to deals collateralized by diversified pools of obligations. For asset-backed transactions, the Company considers the seller/servicer, industry and type of collateral to be more relevant measures of diversification.

     Set forth below is the Company’s par exposure from the issuance of financial guarantee insurance policies and its notional exposure from the issuance of CDS contracts as of December 31, 2007 and 2006:

		2007			2006
			% of			% of
(U.S. Dollars in billions)	Gross	Net	Net	Gross	Net	Net
Credit Enhancement—Par Exposure
Financial guarantee insurance policy	$118.4	$105.4	63.9%	$100.1	$93.4	79.2%
CDS contracts	65.3	59.6	36.1%	25.2	24.6	20.8%
Total	$183.7	$165.0	100.0%	$125.3	$118.0	100.0%

     During 2007, the Company recorded a provision for losses before reinsurance of approximately $1,055.3 million ($688.7 million after reinsurance) relating to its exposure to guarantees of obligations supported by residential mortgages due to unprecedented credit-market events. See Note 14.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     The Company is exposed to residential mortgages directly, through its guarantees of RMBS and indirectly, through its guarantees of ABS CDOs.

     As of December 31, 2007, the Company’s total net direct exposure to RMBS aggregated approximately $9.6 billion, representing approximately 5.9% of its total in-force guaranteed net par outstanding at such date. The RMBS exposure consisted of various collateral types, including prime and Alt-A 1st lien, subprime 1st lien, HELOC and CES mortgage collateral. During the year ended December 31, 2007, the Company recorded a provision for losses and loss adjustment expenses of $216.7 million before reinsurance ($37.2 million after reinsurance) on certain guarantees supported by HELOC and CES mortgage collateral (see Note 14).

     As of December 31, 2007, the Company had insured 22 high-grade and 3 mezzanine ABS CDO transactions, with total net par outstanding of $16.8 billion. All of its indirect exposure to residential mortgages arises from CDOs in which its guarantees are with respect to securities having the benefit of higher than the minimum amount of subordination required under rating agency criteria, in effect at the time of issue for a rating of “AAA,” based on S&P ratings. However, as a result of the actual levels of delinquencies, defaults and foreclosures on subprime mortgages substantially exceeding forecast levels, the Company anticipates losses from these policies. As of December 31, 2007, the Company’s indirect subprime net exposure was approximately $5.2 billion based on the RMBS holdings within the ABS CDO collateral pools. The Company’s indirect net exposure to other ABS CDOs was approximately $2.7 billion as of December 31, 2007, and a significant portion of the underlying collateral supporting these transactions consists of subprime RMBS. In addition, the collateral pools of most of the Company’s ABS CDO transactions contain securities issued by other ABS CDOs (also known as CDOs of CDOs or CDOs squared). During the year ended December 31, 2007, the Company recorded a provision for losses and loss adjustment expenses of $838.6 million before reinsurance ($651.5 million after reinsurance) on certain of its guarantees of ABS CDOs (see Note 14).

     Exposure to CDOs

     The following table presents the net notional exposure of the Company’s guaranteed CDOs by rating as of December 31, 2007:

	Net Par
	Outstanding
	as of
	December 31,	% of
(U.S. Dollars in billions, except percentages)(1)	2007	Total
AAA(2)	$29.2	64.2%
AA	1.0	2.2%
A	0.2	0.4%
BBB and lower	15.1	33.2%
Total	$45.5	100.0%

(1)	Ratings represent the lower of S&P or the Company’s internal rating by deal as of March 12, 2008.

(2)	Also includes exposure considered to be “super senior” where the underlying credit support exceeds the “AAA” guidelines set by S&P.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     The following table presents the net notional exposure and case basis reserves for losses and loss adjustment expenses for the Company’s CDO of ABS(1) portfolio by year of origination (year the CDO was issued) as of December 31, 2007:

(U.S. Dollars in billions)	2007	2006	2005	2004	2003	2002	Total
High Grade(2)	$7.6	$7.1	$0.9	$0.9	$ —	$ —	$16.5
Mezzanine(3)	—	—	—	0.1	0.1	0.1	0.3
	$7.6	$7.1	$0.9	$1.0	$0.1	$0.1	$16.8
(U.S. Dollars in millions)
Net case basis reserves for losses and loss
adjustment expenses(4)	$480.4	$164.7	$ —	$ —	$ —	$6.4	$651.5

(1)	Represents CDOs of ABS with greater than 50% RMBS collateral.

(2)	CDOs secured primarily by “AAA”, “AA”, and “A” rated RMBS collateral at inception.

(3)	CDOs secured primarily by “BBB” rated RMBS collateral at inception.

(4)	See Note 14.

     The following table presents the net notional exposure of the referenced assets underlying the Company’s CDO of ABS portfolio by rating as of December 31, 2007:

	Net Notional
	Outstanding
	as of
(U.S. Dollars in billions except percentages)	December 31,	% of
Ratings(1)	2007	Total
AAA	$4.4	26.3%
AA	6.7	40.0%
A	2.2	13.2%
BBB & lower	3.5	20.5%
Total	$16.8	100.0%

(1)	Ratings represent the lower of ratings by S&P or Moody’s as of February 15, 2008.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

14. Liability for Losses and Loss Adjustment Expenses

     The Company’s liability for losses and loss adjustment expenses consists of case basis reserves and unallocated reserves. The provision for losses and loss adjustment expenses represents the expense recorded to establish the total reserve (case basis and unallocated reserves) at a level determined by management to be adequate for losses inherent in the financial guarantee portfolio as of the reporting date. Activity in the liability for losses and loss adjustment expenses is summarized as follows:

	Year Ended December 31,
	2007		2006		2005
	Case	Unallocated	Case	Unallocated	Case	Unallocated
(U.S. Dollars in thousands)	Reserves	Reserves	Reserves	Reserves	Reserves	Reserves

Gross unpaid losses and loss expenses at
beginning of year	$85,351	$93,166	$69,382	$77,986	$50,771	$64,963
Unpaid losses and loss expenses
recoverable	(70,842)	(17,774)	(52,316)	(16,901)	(43,407)	(17,507)
Net unpaid losses and loss expenses at
beginning of year	14,509	75,392	17,066	61,085	7,364	47,456
Increase (decrease) in net losses and loss
expenses incurred in respect of losses
occurring in current year	706,638 (1)	17,547	—	14,307	4,789	13,629
Prior years	(3,653)	—	651	—	7,603	—
Cancellation of contract assumed from
affiliate	—	—	(1,177)	—	—	—
Less net losses and loss expenses paid	(8,078)	—	(2,031)	—	(2,690)
Net unpaid losses and loss expenses at end
of year	709,416	92,939	14,509	75,392	17,066	61,085
Unpaid losses and loss expenses
recoverable	432,236	18,497	70,842	17,774	52,316	16,901
Gross unpaid losses and loss expenses at
end of year	$1,141,652	$111,436	$85,351	$93,166	$69,382	$77,986

(1)	Amount is net of $95.1 million, representing the net present value of future installment premiums at December 31, 2007 with regard to certain of the Company’s guarantees on which case reserves are recorded at December 31, 2007.

     Case Basis Reserves for Losses and Loss Adjustment Expenses

     Set forth below is a discussion of certain case basis reserves established by the Company. The Company has been indemnified with respect to loss development relating to the insurance transactions described under “(c)” and “(d)” below by affiliates of XL Capital in connection with SCA’s IPO. As a result of such indemnifications, all adverse loss development on such insurance transactions subsequent to the effective date of the IPO, which is in excess of the Company’s carried reserves for such transactions at the date of the IPO, will be absorbed by the aforementioned affiliates of XL Capital. Such protection does not relieve the Company of its obligations under the aforementioned insurance transactions. Accordingly, the Company is still liable under the insurance transactions in the event that the affiliates of XL Capital do not meet their obligations under the indemnifications. For further information with respect to the indemnifications, see Note 8.

(a)	During the year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $838.6 million ($651.5 million after reinsurance),

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

representing the net present value loss expected to be incurred in the future with respect to 13 of its 25 guarantees of ABS CDOs. The net present value loss represents: (i) all claims paid through December 31, 2007, plus the net present value of claims expected be paid subsequent thereto, less (ii) recoveries received through December 31, 2007, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such guarantees subsequent to December 31, 2007. There have been no claims paid on these transactions to date. The total remaining notional/ par guaranteed by the Company with respect to these 13 transactions net of carried case basis reserves, but before reinsurance, aggregated approximately $9.4 billion ($8.6 billion after reinsurance) at December 31, 2007. The estimate of loss was based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on the Company’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. There is currently no payment default with respect to these transactions. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

The case basis loss reserves on the Company’s ABS CDO portfolio were determined based on detailed cash flow modeling of expected monthly cash flows for all loans that are referenced in the 25 ABS CDOs. ABS CDOs that the Company guarantees are highly complex structured transactions, the performance of which depends on a wide variety of factors outside of its control. The Company’s estimate of losses on these transactions was based on sophisticated financial models, generated internally and supplemented by models generated by third parties, to estimate future credit performance of the underlying assets, and to evaluate structures, rights and its potential obligations over time. The modeling of multi-sector CDOs requires analysis of both direct ABS as well as CDO collateral within the multi-sector CDOs, known as “inner securitizations,” and the Company does not consistently have access to all the detailed information necessary to project every component of each inner securitization. Therefore, in some cases the Company puts greater reliance on the models and analysis of third party market participants and are not able to fully, independently and precisely verify each data point. In addition, many of these financial models include, and rely on, a number of assumptions, many of which are difficult to determine and are subject to change, and even small alterations in the underlying assumptions of the model can have a significant impact on its results. Moreover, the performance of the securities the Company insures depends on a wide variety of factors which are outside its control, including the liquidity and performance of the collateral underlying such securities, the correlation of assets within collateral pools, the performance or non-performance of other transaction participants (including third-party servicers) and the exercise of control or other rights held by other transaction participants.

To develop the cash flow model for each guaranteed CDO the Company began by determining the expected cash flows for each security owned by the CDO. For each direct holding of an RMBS security (based on the CUSIP number obtained from the latest trustee report) the Company determined a cumulative loss projection based on characteristics of the mortgage loans in the collateral pool. The Company obtained information on the pool’s loan performance from “LPS”, a loan information database developed by LoanPerformance, a third party vendor. Projected future performance of each loan in the pool was determined by its characteristics as matched up against the performance of similar loans in the LPS historical database.

The key assumptions in the Company’s RMBS modeling included:

  The projected default rate for currently performing loans which were based on the loan’s characteristics including:

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

  Combined loan to value (“CLTV”)
  Fair Isaac Corporation credit scoring model (“FICO®”)
  Debt to Income (“DTI”)
  Loan risk factors (option adjustable rate mortgages (“ARM”), negative amortization, investor property, second home, and second lien)
  Level of borrower documentation (low documentation, stated documentation, or no documentation).
  The roll rate projections of defaults for loans that are currently delinquent in the pool.
  The loss severity upon default for each loan.
(b)	During year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $216.7 million ($37.2 million after reinsurance), representing the net present value loss expected to be incurred in the future with respect to 6 of its 15 guarantees of obligations supported by HELOC or CES mortgage loans. The net present value loss represents: (i) all claims paid through December 31, 2007, plus the net present value of claims expected be paid subsequent thereto, less (ii) recoveries received through December 31, 2007, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such guarantees subsequent to December 31, 2007. The total remaining par guaranteed by the Company with respect to these 6 transactions net of carried case basis reserves, but before reinsurance, aggregated approximately $2.4 billion ($2.2 billion after reinsurance) at December 31, 2007. The estimate of losses was based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on its ability to predict the aggregate course of future events. It should therefore be e xpected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. Among other things, the assumptions could be affected by an increase in unemployment, increase in consumer costs, lower advance rates by lenders or other parties, lower than expected revenues or other external events. The Company’s estimate was determined based on an analysis of results of a cash flow model.

The cash flow model projects expected cash flows from the underlying mortgage notes. The model output is dependent on, and sensitive to, the key input assumptions, including assumptions regarding default rates, prepayment rates and the rate of new draws on the HELOCs. On the HELOC transactions, it also projects expected new collateral to be created by the funding of new HELOC draws. The cash flow from the mortgages is then run through the “waterfall” as set forth in the indenture for each transaction. Claims in respect of principal result when the outstanding principal balance of the mortgages is less than the outstanding principal balance of the insured notes. Recoveries result when cash flow from the mortgages is available for repayment, typically after the insured notes are paid off in full.

The Company based its default assumptions on recent observed default rates and the current pipeline of delinquent loans. The Company generally assumes that the default rates will increase for the next nine months and then ramp down over another nine months, at which point the default rate will stabilize at a rate nearer, but still above, historical default rates. Net losses may be greater if the time it takes the mortgage performance to stabilize is longer.

After the occurrence of a rapid amortization event, the HELOC transactions generally benefit by the funding of the new HELOC draws by a third-party. This benefit will be diminished in the event that the third-party is not legally required, or is unable or unwilling,

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

to fund the draws, or if the lender suspends credit lines under certain circumstances legally permitted.

(c)	During the year ended December 31, 2004, the Company recorded a provision for losses of approximately $42.1 million, representing the net present value loss expected to be incurred in the future with respect to an insured project financing. The portion of the insured exposure to which this loss related was fully reinsured on a first-loss basis by XLI. During 2005, the Company recorded an additional provision for loss relating to this transaction of $16.7 million ($8.7 million after reinsurance to affiliates of XL Capital), on a present value basis, to reflect certain adverse developments. During 2006, the Company again recorded an additional provision for loss relating to the transaction of $15.2 million, which was fully covered under an indemnification discussed above and in Note 8 and, accordingly, resulted in no net effect on the Company’s results of operations in 2006. The total remaining par insured by the Company in connection with this transaction (net of applicable carried case reserves before reinsurance), which amortizes over the next 11 years, aggregated approximately $204.6 million at December 31, 2007. After the reinsurance indemnity provided by subsidiaries of XL Capital and the $8.7 million net cas e bas is reserve carried on the Company’s books discussed above the Company has no remaining net exposure to this transaction. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

(d)	In December 2005, certain notes that were insured by the Company and collateralized by loans to medical providers (the “Insured Notes”) defaulted upon their maturity. In satisfaction of the resulting claim, the Company purchased the Insured Notes for $20.2 million, which represented the remaining outstanding principal and accrued interest on the Insured Notes. The Insured Notes were recorded as an investment at their estimated fair value of $19.5 million at the date of acquisition. The difference between the estimated fair value of the Insured Notes at the date they were acquired and the consideration paid to acquire the notes was recorded as a paid loss of $0.7 million. The estimate of fair value of the Insured Notes was based on the Company’s estimate of the fair value of the underlying collateral. During 2006, the Company recognized an impairment charge of $15.1 million relating to the Insured Notes and the balance of the Insured Notes was paid down. In addition, during 2006 the Company recorded a charge for $5.0 million relating to other exposures under this transaction. With respect to the aforementioned charges, the Company was indemnified for $6.1 million by XLA pursuant to an indemnification discussed above and in Note 8.

During 2006, the Company also recorded a charge and carried a liability at December 31, 2006 of $5.0 million relating to a dispute in regard to certain claims made by parties associated with the transaction discussed above. Because the Company’s liability in regard to this dispute was fully indemnified by XLA pursuant to the indemnification discussed above and in Note 8, the Company also recorded a benefit during 2006 and carried a recoverable from XLA at December 31, 2006 of $5.0 million. During 2007, the Company settled the dispute for $3.9 million and, accordingly, reduced the liability and corresponding recoverable to zero.

(e)	During the year ended December 31, 2005, the Company recorded a provision for loss of $5.2 million ($3.4 million after reinsurance) representing the net present value of the loss expected to be incurred in the future with respect to two related insured residential mortgage securitizations.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

During 2006, the reinsurance of the aforementioned two residential mortgage transactions was cancelled in settlement of a dispute with the reinsurer. As a result of the cancellation, all ceded premium (which was on an installment basis and consequently fully earned) aggregating $0.4 million, was returned to the Company and the Company’s net reserve increased by approximately $1.7 million. Also, during 2006, one of the insured debt obligations was retired early as a result of the exercise of a clean-up call by the entity which transferred the underlying mortgages to the special purpose issuer. As a result of the aforementioned retirement, the Company reduced the related case reserve by approximately $1.9 million. The Company’s earnings for 2006 were increased by approximately $0.6 million as a result of the aforementioned returned premium, cancellation, and early retirement. As of December 31, 2006, the Company carried a case basis reserve for this transaction of $3.3 million (none of which was reinsured). During 2007, the insured obligation was retired as a result of the exercise of a clean-up call by the sponsor of the securitization thereby eliminating the Company’s exposure without loss. Accordingly, the Company recorded a reduction in its provision for losses and loss adjustment expenses during 2007 of $3.3 million resulting from the elimination of the aforementioned reserve.

(f)	During 2007, the Company recorded a provision for loss of $9.5 million representing the net present value of claims expected to be incurred with respect to two related reinsured international transportation project financings. Because this loss represented a full limit loss, the remaining deferred premium revenue pertaining to the transactions, which aggregated approximately $5.5 million, was fully earned resulting in a net loss of approximately $4.0 million. No loss payments have been made to date with respect to the transactions. The transactions are expected to be terminated in 2008.

At December 31, 2006 the Company had a reserve for losses and loss adjustment expenses of $1.6 million in respect of a certain reinsured obligation. During 2007, a claim of $1.1 million related to this reinsured obligation was paid and the remaining reserve was reduced to zero. The transaction has been terminated and the Company has no further exposure.

     The financing vehicles through which certain of the guaranteed exposures referred to above were issued are variable interest entities, as defined under FASB Interpretation 46/46R, Consolidation of Variable Interest Entities, however, the Company is not the primary beneficiary of such entities. If the transactions are restructured or if the Company exercises its contractual rights under such transactions in the event of a default, the primary beneficiary in such transactions may have to be reconsidered. If such events occur, the Company may be required to consolidate the financing vehicles.

   Unallocated Reserves

     In accordance with the Company’s accounting policy discussed in Note 3, the Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period (after exclusion of the effect on earned premium of refunding and full limit losses because no more risk exists on those related policies) and the expected loss emergence pattern. For the years ended December 31, 2007, 2006, and 2005, the Company recorded a net provision for unallocated reserves of $17.5 million, $14.3 million and $13.6 million, respectively. The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. As management establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy management may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve or paid loss activity. Management would only expect such reductions to

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

occur in limited instances, such as economic events generating significant loss activity across a broad cross-section of the portfolio. Management has not viewed the Company’s case basis reserve or paid loss activity to date to warrant such a reduction of the Company’s unallocated reserves. While material case basis reserves were established in 2007 by the Company, these reserves were concentrated in certain sectors of its financial guarantee portfolio and were associated with unprecedented credit-market events. As such, these events did not alter management’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves.

15. Income Taxes

     XLFA is not subject to any taxes in Bermuda on either income or capital gains under current Bermuda law. In the event that there is a change such that these taxes are imposed, XLFA would be exempted from any such tax until March 2016 pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966, and Amended Act of 1987.

     XLCA is subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations. The U.S. federal income tax liability is determined in accordance with the principles of the consolidated tax provisions of the Internal Revenue Code and Regulations. XLCA has operations in subsidiary and branch form in certain international jurisdictions that are subject to relevant taxes in those jurisdictions.

     XLCA files a consolidated tax return with SCA Holdings U.S. Inc (the U.S. common parent of SCA) and its subsidiaries (which consists of XLCA and SCA’s other U.S. based subsidiaries). SCA maintains a tax sharing agreement with its subsidiaries, whereby the consolidated income tax liability is allocated among affiliates in the ratio that each affiliate’s separate return liability bears to the sum of the separate return liabilities of all affiliates that are included in the consolidated tax return. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. At December 31, 2007 and 2006, the Company had a federal income tax payable of $1.3 million and $5.3 million, respectively.

     With few exceptions, the Company is no longer subject to tax examinations by tax authorities in the major jurisdictions in which the Company operates for years prior to 2003 in the U.S. and 2002 in the UK.

     The Company’s income tax provisions for the years ended December 31, 2007, 2006, and 2005 are as follows:

	Year Ended December 31,
(U.S. Dollars in thousands)	2007	2006	2005
Current (Benefit) Expense:
U.S.	$(758)	$3,567	$(361)
Non-U.S	—	—	—
Total current (benefit) expense	(758)	3,567	(361)
Deferred Expense (Benefit):
U.S	16,756	1,083	(102)
Non-U.S	391	(1,517)	(814)
Total deferred expense (benefit)	17,147	(434)	(916)
Total tax expense (benefit)	$16,389	$3,133	$(1,277)

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     Reconciliation of the difference between the provision for income taxes and the expected tax provision at the weighted average tax rate for the years ended December 31, 2007, 2006 and 2005 is provided below:

	Year Ended December 31,
(U.S. Dollars in thousands)	2007	2006	2005
Expected tax (benefit) expense	$(118,395)	$984	$(2,146)
Adjustments
Transfer pricing adjustments	(1,355)	528	700
Prior year adjustments	(1,376)	568	20
Valuation allowance	136,804	700	85
Non deductible expenses	651	263	68
Foreign taxes	21	65	—
Other	39	25	(4)
Income tax expense (benefit)	$16,389	$3,133	$(1,277)

     The weighted average expected tax provision or benefit has been calculated using the pre-tax accounting income or loss in each jurisdiction multiplied by that jurisdiction’s applicable statutory tax rate. The expected and actual tax benefit or expense for each of the years ending December 31, is primarily attributable to the taxable income or loss in the United States. XLCA has a facultative quota share reinsurance treaty with XLFA. Under the terms of this treaty, XLFA agrees to reinsure up to 75% of the guaranty business written by the Company. As a result, the pre-tax income earned by XLFA, which is a Bermuda company, is not subject to U.S. income tax.

     The components of the net deferred income tax position of the Company as of December 31, 2007 and 2006 are as follows:

(U.S. Dollars in thousands)	2007	2006
Deferred tax assets
Deferred ceding commissions, net	$17,363	$14,519
Unpaid loss reserve discount, net	2,564	480
Deferred premium revenue	2,917	2,928
Foreign losses	726	741
Unrealized depreciation on investments	—	1,136
Unrealized losses on credit derivatives	51,978	—
Net operating losses	61,816	—
Capital loss carry forward	824	786
Other—net	902	—
Total deferred tax assets	139,090	20,590

Deferred tax liabilities
Unrealized appreciation of investments	659	—
Accretion of discount	339	272
Other—net	534	215
Total deferred tax liabilities	1,532	487
Net deferred tax asset, gross of valuation allowance	137,558	20,103
Valuation allowance	(137,558)	(1,921)
Net deferred tax asset	$—	$18,182

     Management has concluded that future income forecasted to be generated is insufficient to offset net operating loss carry forwards and cause the realization of the deferred tax assets within a reasonable period, thus a valuation allowance has been established against the entire deferred tax

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

assets of the Company at December 31, 2007. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) which places primary importance on the Company’s operating results in the most recent three-year period when assessing the need for a valuation allowance. The Company’s cumulative loss in the most recent three-year period, including the net loss reported for calendar year 2007, represented negative evidence sufficient to require a full valuation allowance under the provisions of SFAS 109. The Company intends to maintain a full valuation allowance for its net deferred tax assets until sufficient positive evidence exists to support reversal of all or a portion of the valuation allowance. Until such time, except for state, local and foreign tax provisions, the Company will have no net deferred tax assets.

     As of December 31, 2006, the Company’s consolidated financial statements reflected a deferred tax asset of $18.2 million, resulting from the operations of the SCA Holdings U.S. Inc. group which are subject to U.S. federal income taxes. Such deferred tax assets were net of a valuation allowance of $1.9 million.

16. Commitments and Contingencies a. Litigation

     a. Litigation

     In the ordinary course of business, the Company is subject to litigation or other legal proceedings. It is the opinion of management, after consultation with legal counsel and based upon the information available, that the expected outcome of any outstanding litigation, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or liquidity. The Company intends to vigorously defend itself in the litigation discussed below.

     In the ordinary course of business, the Company also receives subpoenas and other information requests from regulatory agencies or other governmental authorities. Although no action has been initiated against the Company, it is possible that one or more regulatory agencies or other governmental authorities may pursue action against the Company. If such an action is brought, it could materially adversely affect the Company’s business, results of operations and financial condition.

     XLCA received a grand jury subpoena dated November 15, 2006 from the New York Office of the Antitrust Division of the U.S. Department of Justice in connection with an investigation into the municipal guaranteed investment contract market and related products. Thereafter, the Antitrust Division served a superseding grand jury subpoena dated November 30, 2006 addressed to XLAF instead of XLCA. XLAF is not a subsidiary of the Company.

     In December, 2007 and January, 2008, three class action lawsuits, entitled Brickman Investments, Inc. v. Security Capital Assurance Ltd et al., 2 West, Inc. v. Security Capital Assurance Ltd et al., and Clarke v. Security Capital Assurance Ltd et al., were commenced in the United States District Court for the Southern District of New York. Two of the lawsuits were filed on behalf of all persons who purchased the common stock of Security Capital Assurance Ltd (“SCA”) in the secondary public offering of shares of SCA common stock by XL Insurance (Bermuda) Ltd, as selling shareholder, on or about June 6, 2007 (the “Secondary Offering”). The third lawsuit was filed on behalf of all persons who purchased or otherwise acquired SCA’s securities from April 23, 2007 through December 10, 2007, including those who purchased shares in the Secondary Offering. The complaints name SCA, SCA’s President and Chief Executive Officer, SCA’s Executive Vice President and Chief Financial Officer, and XL Insurance Ltd as defendants, and they allege various violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 by the defendants. Two of the complaints also name the lead underwriters of the Secondary Offering as defendants. The complaints include claims that defendants’ public statements, including the Registration Statement and Prospectus related to the Secondary Offering, contained false and misleading

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

statements and omitted to disclose material facts necessary to make the statements contained therein not misleading.

     In addition, on March 13, 2008, a class action lawsuit, Hinds County, Mississippi v. Wachovia Bank N.A. et al., was commenced in the United States District Court for the Southern District of New York on behalf of all state, local and municipal government entities that purchased municipal derivatives from the Company or the other defendants in the period from January 1, 1992 through December 31, 2006. The complaint names thirty-six providers and brokers of municipal derivatives, including us, as defendants. The complaint alleges a conspiracy among the defendants to fix, raise, maintain or stabilize the price of, and to rig bids and allocate customers and market for, municipal derivatives.

     The complaints seek unspecified damages and other relief.

     b. Tax Matters

     SCA is a Bermuda corporation and, except as described below, neither it nor its non-United States subsidiaries have paid United States corporate income taxes on the basis that they are not engaged in a trade or business or otherwise subject to taxation in the U.S. However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Internal Revenue Code of 1986, regulations or court decisions, there could be no assurance that the Internal Revenue Service would not contend that the Company or its non-United States subsidiaries are engaged in a trade or business or otherwise subject to taxation in the U.S. If the Company or its non-United States subsidiaries were considered to be engaged in a trade or business in the United States (and, if the Company or such subsidiaries were to qualify for the benefits under the income tax treaty between the United States and Bermuda and other countries in which the Company operates, such business were attributable to a “permanent establishment” in the U.S.), the Company or such subsidiaries could be subject to United States tax at regular tax rates on its taxable income that is effectively connected with its United States trade or business plus an additional 30% “branch profits” tax on such income remaining after the regular tax.

     c. Lease and Other Commitments

     The Company’s lease commitments comprise primarily office premise leases at 1221 Avenue of the Americas, New York, New York, 25 Copthall Ave—London, Merritt 7 Corporate Park, Norwalk, Connecticut and office space lease commitments it assumed from an affiliate, Global Credit Analytics, Inc. (“GCA”), with respect to office space at 250 Park Avenue, New York, New York. In addition, the Company is liable under an information technology outsourcing agreement that it entered into with International Business Machines Corporation (“IBM”) on October 1, 2006. Pursuant to the agreement IBM will: (i) provide the Company with all its information technology hardware, (ii) provide all support services to maintain such hardware and provide for efficient disaster recovery, (iii) develop a transition plan for the Company’s systems from its existing hardware to new hardware, and (iv) maintain the Company’s technology at a level that allows the Company to take advantage of technological advances. In consideration for these services the Company is obligated to pay IBM approximately $4.0 million per annum for the five year term of the contract. The Company incurred expenses of $4.6 million under this agreement for the year ended December 31, 2007.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     The table below presents the Company’s minimum lease payment obligations under the aforementioned lease commitments and outsourcing agreement, as well as estimated sub-lease income from the sub-lease of space at the aforementioned locations.

	Minimum Lease	Sub-lease
(U.S. Dollars in thousands)	Payments	Income
2008	$11,790	$778
2009	11,813	791
2010	11,845	795
2011	11,690	795
2012	7,349	833
Later years	67,771	1,339
Total	$122,258	$5,331

     Net rent expense was $9.3 million, $6.2 million and $5.0 million for the years ended December 31, 2007, 2006, and 2005, respectively.

17. Disclosures About Fair Values of Financial Instruments

     The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Debt securities and short-term investments: The fair values of the Company’s investments are based upon quoted market prices from nationally recognized pricing services or, in the absence of quoted market prices, dealer quotes or matrix pricing. Adverse credit market conditions during the second half of 2007 caused some markets to become relatively illiquid, thus reducing the availability of certain data used by the independent pricing services and dealers.

     Cash and cash equivalents: The carrying amount of these items is a reasonable estimate of their fair value due to the short maturity of these instruments.

     Deferred premium revenue, net of prepaid reinsurance premiums: The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company’s future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guarantee risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

     Losses and loss expenses, net of reinsurance balances recoverable: The carrying value is assumed to be fair value, because the provision is established for non-specific expected levels of losses resulting from credit failures.

     Installment premiums: The fair value of installment premiums is estimated based on the present value of the future contractual premium revenues, net of reinsurance, that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guarantee risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract. The fair value is derived by calculating the present value of the estimated future cash flow stream (net premium and ceding commissions) discounted at 4.5% and 4.8% at December 31, 2007 and 2006, respectively.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

	2007			2006
	Carrying	Estimated		Carrying	Estimated
(U.S. Dollars in thousands)	Amount	Fair Value		Amount	Fair Value
Assets
Debt securities and short-term investments	$2,431,009	$2,431,009		$1,958,363	$1,958,363
Cash and cash equivalents	249,116	249,116		202,548	202,548
Liabilities
Deferred premium revenue, net of prepaid reinsurance premiums	826,263	586,066		735,923	518,404
Loss and loss adjustment expenses, net of reinsurance recoverable on
unpaid losses	802,355	802,355		89,901	89,901
Off-Balance Sheet Instruments
Installment premiums	—	839,209	(1)	—	622,293

(1)	Includes $95.1 million, representing the net present value of future installment premiums, which is netted against certain of the Company’s case-basis reserves for losses and loss adjustment expenses at December 31, 2007. See Note 14.

18. Dividend Restrictions and Regulatory Requirements

   XLCA

     The ability of XLCA to declare and pay SCA a dividend is governed by the Insurance Law of the State of New York (the “Insurance Law”). Under the Insurance Law XLCA is permitted to pay dividends each calendar year, without the prior approval of the superintendent of the insurance department, in an amount equal to the lesser of ten percent of its policyholders’ surplus as of the end of the preceding calendar year or its net investment income for the preceding calendar year, as determined in accordance with Statutory Accounting Practices prescribed or permitted by the Insurance Department of the State of New York. The Insurance Law also provides that XLCA may distribute dividends to its shareholders in excess of the aforementioned amount only upon giving notice of its intention to declare such dividend, and the amount thereof, to the New York Superintendent. Moreover, a New York-domiciled insurer may not declare or distribute any dividends except out of earned surplus. The New York Superintendent may disapprove such distribution if he finds that the financial condition of XLCA does not warrant such distribution.

     For the years ended December 31, 2007, 2006, and 2005, XLCA reported statutory-basis net (loss) income of $(191.1) million, $0.1 million, and $(0.4) million, respectively, and statutory-basis capital and surplus of $192.0 million and $207.0 million as of December 31, 2007 and 2006, respectively.

     In connection with the Company’s IPO, XLCA and XLFA each passed resolutions that provided that, until the second anniversary of the IPO, each will not declare or grant dividends on its common stock, other than to fund certain parent holding company operating expenses and debt service requirements and, to fund dividends on SCA’s preferred stock and “nominal” dividends on its common stock. Subsequently, XLFA passed a superseding resolution for purposes of capital reallocation between the operating entities permitting the payment of a dividend in the amount of $130 million, the proceeds of which were ultimately contributed to the capital of XLCA.

     Among other requirements, Article 69 of the New York Insurance Law provides that financial guarantee insurance companies maintain minimum capital and surplus and limits both the aggregate and individual risks that XLCA may guarantee on a net basis based on the type of obligations guaranteed. As of December 31, 2007, XLCA was in compliance with all such regulatory requirements.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

   XLFA

     XLFA is subject to Bermuda regulatory constraints that will affect its ability to pay dividends on its common shares and to make other payments to SCA. Under Bermuda’s Insurance Act 1978, as amended, and related regulations (the “Insurance Act”), XLFA is required to maintain a minimum solvency margin and minimum liquidity ratio and is prohibited from declaring or paying dividends if such payment would result in its non-compliance with these requirements. In addition, under the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), XLFA may not declare or pay a dividend, or make a distribution out of its contributed surplus, if there are reasonable grounds for believing that (1) it is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts (as such terms are defined in the Companies Act). Furthermore, in order to reduce its total statutory capital by 15% or more, XLFA would require the prior approval of the Bermuda Monetary Authority.

     The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin.

     XLFA is registered as a Class 3 insurer under the Insurance Act and, as such:

XLFA is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

$1,000,000,

20% of net premiums written up to $6,000,000 plus 15% of net premiums written over $6,000,000, and

15% of loss and other insurance reserves;

XLFA is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio, or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. If XLFA has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, it will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year;

XLFA is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements.

     In addition, in connection with the IPO, XLFA has agreed with certain of the rating agencies that, until the second anniversary of the effective date of the IPO it will not declare or grant dividends on its common stock without the prior consent of those rating agencies, other than to fund certain parent holding company operating expenses and debt service requirements and “nominal” dividends on SCA’s common stock. Subsequently, XLFA passed a superseding resolution for purposes of capital reallocation between the operating entities permitting the payment of a dividend in the amount of $130 million, the proceeds of which were ultimately contributed to the capital of XLCA on December 31, 2007.

     As of December 31, 2007, XLFA was in compliance with all such regulatory requirements. In accordance with the requirements of the Insurance Act, XLFA has the ability to dividend or distribute approximately $135 million in 2008.

     During the recent months, XLFA has been meeting with the BMA on a regular basis to provide updates in connection with the implementation of the Company’s strategic plan. It has been XLFA’s practice and it remains the Company’s intention to continue to consult with the BMA prior to declaring any dividend or distribution of surplus or entering into any new intercompany loan or agreement. There can be no assurance that the BMA will not object to or seek to block any such action in the future.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

19. Series A Perpetual Non-Cumulative Preference Shares

     On April 5, 2007, SCA consummated the sale of $250 million Series A Perpetual Non-Cumulative Preference Shares (the “SCA Series A Preference Shares”) which were offered for sale pursuant to a private placement. Gross proceeds from the offering were $250.0 million, offering costs were $3.4 million, and net proceeds were $246.6 million. The SCA Series A Preference Shares are perpetual securities with no fixed maturity date and, if declared by the Board of SCA, will pay a fixed dividend, on a semi-annual basis during the first and third quarters of each fiscal year, at the annualized rate of 6.88% until September 30, 2017. After such date, the Series A Preference Shares, if declared by the Board of SCA, will pay dividends, on a quarterly basis, at a floating rate based on three-month LIBOR plus 2.715% . Dividends on the SCA Series A Preference Shares are non-cumulative. The SCA Series A Preference Shares have a liquidation preference of $1,000 per preference share.

     In connection with the sale of the SCA Series A Preference Shares, the Company entered into a Replacement Capital Covenant (the “Replacement Capital Covenant”), whereby the Company agreed for the benefit of holders of one or more designated series of its long-term debt securities that the Company may issue in the future that (i) the Company will not redeem, exchange or purchase the SCA Series A Preference Shares and (ii) none of the Company’s subsidiaries will purchase or exchange the SCA Series A Preference Shares, except, subject to certain limitations, to the extent that the applicable redemption, exchange or purchase price does not exceed a specified amount of cash proceeds from the sale of certain specified qualifying replacement capital securities raised during the period commencing on the 180th calendar day prior to the date of notice of the redemption or the date of purchase. The Company has made no decision as to whether, or when, it would issue debt securities that would have the benefit of that covenant. While such provisions are in effect, there could be circumstances where the Company would wish to redeem, exchange or purchase some or all of the SCA Series A Preference Shares but be restricted from doing so. The Replacement Capital Covenant may be terminated if (i) holders of at least a majority by principal amount of the then-effective series of covered debt consent or agree in writing to terminate the Replacement Capital Covenant, (ii) the Company no longer has outstanding any indebtedness that qualifies as covered debt or (iii) the Company no longer has any outstanding SCA Series A Preference Shares. In addition, if not earlier terminated, the Replacement Capital Covenant will terminate on September 30, 2047; provided, however, that the September 30, 2047 termination date may be extended at the Company’s option.

20. Stock-Based and Long-Term Compensation Plans

     Prior to the IPO, certain employees of the Company participated under XL Capital’s stock-based and long-term compensation plans and expense relating thereto was reflected in the Company’s results of operations. Subsequent to the IPO, SCA adopted its own stock-based and long-term incentive plan and certain awards to employees of the Company under XL Capital’s stock-based compensation and long-term incentive plans were converted to SCA’s plans. Expense relating to awards to employees of the Company under XL Capital plans that were not so converted and remain outstanding continues to be recognized in the Company’s financial statements. See also Note 8.

     Set forth below is: (i) a description of the stock-based and long-term compensation plans of SCA, as well as those plans of XL Capital in which employees of the Company participated, (ii) the awards made under the aforementioned plans, (iii) information concerning awards to employees of the Company under XL Capital’s plans that were converted to SCA plans, as well as those awards under XL Capital’s plans that were not converted and remain outstanding, and (iv) certain other information.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

   SCA Long-Term Incentive Plan

     Effective August 4, 2006 the Board of Directors of the Company adopted the 2006 Long-Term Incentive and Share Award Plan (the “Plan”). The Plan provides for grants to eligible employees, consultants and directors of stock options, share appreciation rights, which the Company refers to as “SARs,” restricted shares, restricted share units, performance shares, performance units, dividend equivalents, and other share based and non-share based awards, which collectively the Company refers to as the “Awards.” An aggregate of 3,848,182 common shares has been reserved for issuance under the Plan, subject to anti-dilution adjustments in the event of certain changes in the Company’s capital structure. Shares issued pursuant to the Plan will be either authorized but unissued shares or treasury shares. Pursuant to the Amended and Restated 2006 Long Term Incentive and Share Award Plan approved by shareholders in May 2007, the aggregate number of common shares reserved for issuance under the Plan was increased by 2,750,000 shares.

     The Plan is administered by the Compensation Committee or such other Board committee (or the entire Board) as may be designated by the Board, which the Company refers to as the “Committee.” The Committee will determine which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. However, the exercise price of options and SARs will not be less than the fair market value of the shares on the date of grant, and the term will not be longer than ten years from the date of grant.

     In the event of a change in control (as defined in the Plan), all awards granted under the Plan then outstanding but not then exercisable (or subject to restrictions) shall become immediately exercisable, all restrictions shall lapse, and any performance criteria shall be deemed satisfied, unless otherwise provided in the applicable Award agreement.

   Stock-Based Compensation Plans

     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised) “Share-Based Payments” (“SFAS 123R”). As there was no stock based compensation issued by the Company prior to the effective date of the IPO, the Company is utilizing the modified prospective transition method. Under the modified prospective transition method, compensation cost recognized relates to the estimated fair value at the grant date of stock based compensation granted subsequent to January 1, 2006 in accordance with SFAS 123R.

     At the effective date of the IPO the Company awarded employees 447,963 shares under the Plan in the form of stock options and 500,428 shares under the Plan in the form of restricted stock. In addition, the Company awarded 200,000 shares under the plan in the form of stock options to directors, of which 50,000 relate to directors who, as officers of XL Capital, pledged such options to XL Capital. The Awards vest as set forth in the applicable Award agreements, and the requisite service period is equivalent to the vesting period. The Awards contain certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability.

     The stock options awarded under the Plan in 2006 had a weighted average grant-date fair value of $6.06 and the restricted stock had a weighted average grant-date fair value of $20.50. During the year ended December 31, 2006, the Company recognized approximately $0.7 million of compensation expense, net of tax, related to its stock option Awards.

     During the year ended December 31, 2007, the Company awarded 329,825 shares under the Plan in the form of stock options and 718,096 shares under the Plan in the form of restricted stock. In addition, the Company awarded 7,600 restricted stock units under the plan to directors, of which 1,900 relate to directors who, as officers of XL Capital, pledged such options to XL Capital. The Awards vest as set forth in the applicable Award agreements, and the requisite service period is equivalent to the vesting period. The Awards contain certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

     The stock options awarded under the Plan in 2007 had a weighted average grant-date fair value of $22.27. During the year ended December 31, 2007, the Company recognized approximately $1.3 million of compensation expense related to its stock option Awards.

     The fair value of each option Award is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 2007 and 2006:

	2007		2006

Expected dividends	0.5%		0.0%
Risk free interest rate	4.7%		5.0%
Expected volatility	48.5%		25.0%
Expected life	6.9	years	5.5	years

     The risk free interest rate is based on U.S. Treasury rates. The expected lives are estimated using the exercise behavior of grant recipients.

     The following is a summary of stock options as of December 31, 2007, and related activity for the year then ended:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding—beginning of period	647,963	$20.50	2.3 years	$0
Granted	329,825	22.27	2.4 years	0
Exercised	—	—	—	—
Cancelled	—	—	—	—
Outstanding—end of period	977,788	$21.10	2.3 years	$0

     There were approximately 4.5 million options available for grant as of December 31, 2007 irrespective of the form of the Award (e.g. SAR’s, restricted shares, restricted share units, performance shares, performance units, dividend equivalents, and other share-based awards).

     The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the year ended December 31, 2007 and the exercise price, multiplied by the number of in-the-money-options) that would have been received by the option holders had all option holders exercised their options on December 31, 2007. Total unrecognized stock based compensation expense related to non-vested stock options was approximately $3.6 million as of December 31, 2007, related to 776,528 options, which is expected to be recognized over a weighted-average period of 2.3 years.

     The following is a summary of restricted stock awards as of December 31, 2007, and related activity for year then ended:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Grant	Contractual
	Shares	Price	Term

Outstanding—beginning of period	497,928	$20.50	3.40 years
Granted	718,096	$29.47	3.15 years
Vested	(33,424)	—	—
Cancelled	(58,845)	—	—
Outstanding—end of period	1,123,755	$25.81	3.25 years

     For the years ended December 31, 2007 and 2006 SCA recognized approximately $6.2 million and $1.2 million of compensation expense related to its restricted stock awards, respectively.

     Total unrecognized stock based compensation expense related to non-vested restricted stock was approximately $22.5 million at December 31, 2007, which is expected to be recognized over a weighted-average period of 3.25 years.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

   Long-Term Compensation Plans

     a. Deferred Cash and Deferred Bonus Awards

     Effective August 4, 2006, all outstanding and unvested awards to employees of the Company under XL Capital plans, known as “deferred cash” and “deferred bonus” awards, were involuntarily converted to awards under SCA’s plan. All the terms, conditions and values of the awards made under SCA’s plan pursuant to such conversion were structured to mirror the terms of the awards made under XL Capital’s plan. The Awards vest as set forth in the applicable Award agreements, and the requisite service period is equivalent to the vesting period. The Awards contain certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability.

     Deferred cash and deferred bonus awards at the effective date of the SCA IPO were valued at $15.8 million and $0.8 million, respectively. For the period from August 4, 2006 through December 31, 2006, SCA recognized approximately $2.1 million and $0.8 million of compensation expense related to such Awards, respectively. During 2007, the Company granted deferred cash awards valued at $1.2 million. For the year ended December 31, 2007, SCA recognized approximately $5.2 million of compensation expense related to deferred cash awards. Total unrecognized compensation expense related to non-vested deferred cash awards was approximately $10.6 million and $15.8 million at December 31, 2007 and 2006, respectively. The non-vested unrecognized compensation expense relating to the deferred cash awards at December 31, 2007 is expected to be recognized over a weighted-average period of 1.5 years.

     b. Long Term Incentive Plan Awards

     In connection with the IPO, XL Capital and the Company offered eligible employees of the Company the opportunity to exchange all of their outstanding unvested restricted Class A Ordinary Shares of XL Capital and options to purchase Class A Ordinary Shares of XL Capital, which were awarded to such employees under XL Capital Plans prior to the IPO, for a long term incentive plan award (the “LTIP Award”) from SCA to be granted under SCA’s Plan (the “Exchange Offer”).

     An “LTIP Award” is the right to receive a cash payment, or “base amount,” from SCA of no less than 75% of the “target amount” indicated in each offeree’s award letter. Such target amount will be adjusted higher or lower (but in no event lower than the base amount) based on the performance of SCA pursuant to the terms and conditions specified in the Award. The Awards vest as set forth in the applicable Award agreements, and the requisite service period is equivalent to the vesting period. The Awards contain certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability.

     Elections under the Exchange Offer became effective on December 12, 2006; 443,532 eligible options and 97,119 shares of eligible restricted stock of XL Capital were exchanged under the Exchange Offer and SCA issued LTIP Awards with an aggregate target amount of $11.4 million. Approximately $4.1 million of eligible outstanding unvested restricted Class A Ordinary Shares of XL Capital and options to purchase Class A Ordinary Shares of XL Capital were not exchanged under the Exchange Offer and remain outstanding under XL Capital plans. See Note 8. For the years ended December 31, 2007 and 2006 SCA recognized approximately $4.3 million and $0.3 million of compensation expense related to its LTIP Awards, respectively. Total unrecognized compensation expense related to the LTIP Awards was approximately $4.7 million and $11.4 million at December 31, 2007 and 2006, respectively. The non-vested unrecognized compensation expense relating to the LTIP Awards at December 31, 2007 is expected to be recognized during 2008.

   XL Capital Long-Term Incentive Plans

     Stock-Based Compensation Plans

     Prior to August 4, 2006, employees of the Company were eligible to receive awards under XL Capital’s “1991 Performance Incentive Program” which governs XL Capital’s grants of non-qualified or incentive stock options, restricted stock, restricted stock units, performance shares, performance

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

units and stock appreciation rights (“SARs”). The plan is administered by XL Capital’s Board of Directors and the Compensation Committee of the Board of Directors. Stock options may be granted with or without SARs. No SARs have been granted under the plan. Grant prices are established at the fair market value of XL Capital’s common stock at the date of grant. Options and SARs have a life of not longer than ten years and vest as set forth at the time of grant. Options currently vest annually over four years from date of grant.

     Restricted stock awards issued under the 1991 Performance Incentive Program vest as set forth in the applicable award agreements. These shares contained certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability.

     Total expense recognized by the Company with respect to plan awards to employees of the Company by XL Capital was $0.8 million, $2.1 million and $2.4 million in 2007, 2006 and 2005, respectively.

   Long-Term Compensation Plans

     Deferred Cash and Deferred Bonus Awards

     In addition, prior to August 4, 2006, employees of the Company were eligible to receive awards from XL Capital, known as “deferred cash” and “deferred bonus” awards. Such awards were converted at the effective date of the IPO to SCA awards with identical terms and conditions. The awards vest as set forth in the applicable award agreements, and the requisite service period is equivalent to the vesting period. The awards contain certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability.

     For the years ended December 31, 2006 and 2005, the Company recognized approximately $2.5 million, and $2.7 million of compensation expense related to such Awards, respectively. There was no unrecognized compensation expense at December 31, 2006 related to the aforementioned deferred cash and deferred bonus awards as a result of the involuntary conversion of such Awards to SCA plans as discussed above.

21. Earnings (Loss) Per Share

     The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Year Ended December 31,
(U.S. Dollars in thousands, except per share amounts)	2007	2006	2005
Net (loss) income available to common shareholders	$(1,224,549)	$117,355	$80,446
Basic shares(1)(2)	64,150	53,676	46,127
Common stock equivalents	—	42	—
Diluted shares(1)(2)	64,150	53,718	46,127
Basic earnings (loss) per share	$(19.09)	$2.19	$1.74
Diluted earnings (loss) per share	$(19.09)	$2.18	$1.74

(1)	For the year ended December 31, 2005, earnings (loss) per share was based on 46,127,245 shares outstanding immediately prior to the IPO. In July 2006, a stock split of the Company’s outstanding common shares was effected. As a result, there were 46,127,245 shares of the Company’s common stock issued and outstanding just prior to the offering. The accompanying financial statements and share amounts have been retroactively adjusted for the effects of such stock split.

(2)	The computation of diluted earnings (loss) per share for the year ended December 31, 2007 does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on earnings (loss) per share. See Note 3.

22. Subsequent Events

     On February 22, 2008 and March 6, 2008, the Company issued notices terminating seven CDS contracts with a certain counterparty under which the Company had agreed to make payments to the counterparty on the occurrence of certain credit events pertaining to particular ABS CDOs referenced in the agreements. The Company issued each of the termination notices on the basis of the counterparty’s repudiation of certain contractual obligations under each of the agreements. The

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

Company has been advised by the counterparty that it disputes the effectiveness of the terminations. The Company intends to vigorously enforce the terminations. The notional amount of the credit default swaps at December 31, 2007 aggregated $3.1 billion before reinsurance ($3.0 billion after reinsurance). For the year ended December 31, 2007, the Company recorded a charge of $632.3 million relating to these CDS contracts, of which $215.0 million represents a net unrealized loss and is reflected in the accompanying statement of operations in the caption entitled “Net realized and unrealized losses on credit derivatives,” and $417.3 million represents the provision of case basis reserves for losses and loss adjustment expenses and is reflected in the accompanying statement of operations in the caption entitled, “Net losses and loss adjustment expenses.” At December 31, 2007, the Company recorded a derivative liability and reserves for losses and loss adjustment expenses associated with these CDS contracts of $222.8 million and $498.8 million before reinsurance ($215.0 million and $417.3 million after reinsurance), respectively.

     On February 26, 2008, the Company adopted a retention program for certain senior executive officers of the Company (the “Retention Program”). Participants in the Retention Program are entitled to receive a fixed retention payment in quarterly installments in 2008. Participants must be employed on the last day of the quarter to be eligible for a quarterly payment. However, if a participant is terminated without cause, he or she will receive a retention payment for the quarter in which the termination occurs. The aggregate amount of retention bonuses payable under the Retention Program is approximately $1.9 million.

23. Events Subsequent to March 17, 2008 Related to Note 2

Set forth below are significant subsequent events since the filing of the Company’s Annual Report on Form 10-K on March 17, 2008 through November 17, 2008, the filing date of the Company’s September 30, 2008 Form 10-Q (the “Covered Period”):

On August 4, 2008 the Company changed its name from Security Capital Assurance Ltd. to Syncora Holdings Ltd. In addition on August 4, 2008 the Company’s subsidiaries, XL Capital Assurance Inc and XL Financial Assurance Ltd. changed names to Syncora Guarantee Inc. (“Syncora Guarantee”), and Syncora Guarantee Re Ltd. (“Syncora Guarantee Re”), respectively.

Developments Affecting the Company During the Covered Period

The adverse developments in the U.S. residential mortgage and credit markets observed in the latter half of 2007, increased in severity and scope during the Covered Period.

During the second quarter of 2008, the Company recorded a material increase in adverse development of anticipated claims on its guarantees of ABS CDOs and reserves for unpaid losses and loss adjustment expenses on its guarantees of RMBS causing it to be unable to maintain Syncora Guarantee’s compliance with its $65 million minimum policyholder surplus requirement under New York state law as of June 30, 2008. In light of this material adverse development, and in accordance with its previously disclosed strategic plan, on July 28, 2008 the Company, certain financial institutions that are counterparties to credit default swap (“CDS”) contracts with Syncora Guarantee (the “Financial Counterparties”), Merrill Lynch & Co., Inc. (“Merrill Lynch”) and certain of its affiliates, and XL Capital and certain of its affiliates, entered into a number of agreements (the “Agreements”). The transactions contemplated by the Agreements closed on August 5, 2008 (the “Closing Date”), except for the transactions contemplated by the FSA Master Agreement (as defined below), which closed on August 4, 2008. The Agreements, the transactions contemplated thereby, and related transactions are described below.

During the third quarter of 2008, the Company recorded further significant adverse development of its anticipated claims on its guarantees of ABS CDOs and reserves for unpaid losses and loss adjustment expenses on its guarantees of RMBS which would have caused Syncora Guarantee to be unable to maintain its compliance with its $65 million minimum policyholders surplus requirement under New York state law as of September 30, 2008. However, at the request of the Company, the New York State Insurance Department (“NYID”) (Syncora Guarantee’s primary regulator) granted Syncora Guarantee permission to apply the accounting treatment discussed below in connection with the preparation of its statutory-basis financial statements for the quarter ended September 30, 2008, which differs from accounting practices prescribed by the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”) and adopted by the State of New York. These permitted practices, provided Syncora Guarantee with an additional $64 million of statutory capital enabling Syncora Guarantee to report policyholders’ surplus at September 30, 2008 in excess of the statutory minimum policyholders’ surplus requirement. Absent such permitted practices, Syncora Guarantee would have reported a policyholders’ surplus at September 30, 2008 below the statutory minimum policyholder’s surplus requirement. Failure to maintain positive statutory policyholders’ surplus or non-compliance with the statutory minimum policyholders’ surplus requirement would permit the NYID to intervene in Syncora Guarantee’s operations. For example, under these or certain other circumstances, the New York Superintendent of Insurance could seek court appointment as rehabilitator or liquidator of Syncora Guarantee. Policyholders’ surplus is based on statutory-basis accounting practices which differ from accounting principles generally accepted in the United States of America (“GAAP”) (see Note 3). Such differences may be material.

Following is a description of the accounting practices applied by Syncora Guarantee in the preparation of its statutory financial statements for the quarter ended September 30, 2008 which were permitted by the NYID, and how such practices differ from NAIC SAP:

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

  Release of statutory basis contingency reserves (which are not recognized under GAAP) on (i) terminated polices and (ii) on policies on which Syncora Guarantee has established case reserves. Under NAIC SAP, contingency reserves are released on a stipulated basis which does not take into consideration whether policies have been terminated or whether case reserves have been recorded on a policy.

There can be no assurance that the NYID will continue to allow Syncora Guarantee to apply the permitted practices discussed above.

Substantially all of Syncora Guarantee’s CDS contracts have mark-to-market termination payments following the occurrence of events that are outside Syncora Guarantee’s control, such as Syncora Guarantee being placed into receivership or rehabilitation by the NYID or the NYID taking control of Syncora Guarantee or, in limited cases, Syncora Guarantee’s insolvency. Mark to market termination payments for deals in which Syncora Guarantee would have to pay a termination payment are generally calculated either based on “market quotation” or “loss” (each as defined in the ISDA Master Agreement). “Market quotation” is calculated as an amount (based on quotations received from dealers in the market) that the counterparty would have to pay another party (other than monoline financial guarantee insurance companies) to have such party takeover Syncora Guarantee’s position in the CDS contract. “Loss” is an amount that a counterparty reasonably determines in good faith to be its total losses and costs in connection with the CDS contract, including any loss of bargain, cost of funding or, at the election of such counterparty, but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. There can be no assurance that counterparties to Syncora Guarantee’s CDS contracts, including the Financial Counterparties, will not assert that events have occurred which require Syncora Guarantee to make mark-to-market termination payments. If such events were to occur, the aggregate termination payments that the Company would be required to pay would significantly exceed its ability to make such payments and, accordingly, such events would have a material adverse effect on the Company’s financial position and results of operations. The fair value of the Company’s CDS contracts recorded in its financial statements does not consider the effect of mark-to-market termination payments, nor does the statutory capital and surplus of Syncora Guarantee reflect the recording of liabilities for such payments.

In accordance with NAIC SAP, the discount rate used by Syncora Guarantee to determine the deduction from loss reserves for the time value of money as of September 30, 2008 was based on the average yield on its invested assets for the year ended December 31, 2007. At December 31, 2008, Syncora Guarantee will be required under NAIC SAP to re-measure such deduction from loss reserves based on the average yield on its invested assets for the year then ended.

Absent the consummation of agreements with Financial Counterparties and other parties to commute, terminate, amend or restructure their existing agreements with the Company or favorable development of the Company’s statutory case reserves, based on the annualized yield of Syncora Guarantee’s invested assets for the nine months ended September 30, 2008, the Company expects that the re-measurement of the deduction from loss reserves based on the average yield on its invested assets at December 31, 2008 will cause it to report a policyholders’ deficit at such date.

Risks and Uncertainties

As discussed above, the adverse developments in the U.S. residential mortgage and credit markets observed in the latter half of 2007, increased in severity and scope during the Covered Period. As discussed in Note 2 and below, the Company continues to be exposed to certain significant risks and uncertainties that could materially adversely affect its results of operations, financial condition and liquidity:

  Under the Master Transaction Agreement described below, the Company agreed with the Financial Counterparties to negotiate in good faith to reach an agreement for the commutation, termination, amendment or the restructuring of the existing agreements with such Financial Counterparties prior to October 15, 2008, which date was extended to October 31, 2008 pursuant to the Amendment Agreement (as herein defined). In order to enable the use of the Syncora Guarantee funds allocated for such purpose (approximately $825 million as of September 30, 2008) as payment for such commutation, termination, amendment or the restructuring, any such

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

agreement must be consented to by Financial Counterparties constituting an agreed upon percentage of the number of such Financial Counterparties and the amount of their outstanding notional par exposure guaranteed by the Company. There can be no assurance that the negotiations with the Financial Counterparties will be successful or that we will reach an agreement with Financial Counterparties constituting the requisite percentages discussed above. Any agreement with the Financial Counterparties will require addressing the Company’s public finance business to the satisfaction of the New York Superintendent of Insurance. There can be no assurances that the negotiations with the Financial Counterparties to reach an agreement on the appropriate treatment of the public finance business of the Company will be successful or that the agreement reached with the Financial Counterparties will be satisfactory to the Superintendent. In addition, the Financial Counterparties had agreed that until October 15, 2008 (extended to October 31, 2008 by the Amendment Agreement) they would forebear from exercising certain enforcement rights in respect of various transactions, agreements, policies, guarantees and treaties to which the Company or its affiliates are a party (the “Forbearance”). The extensions have expired and the Company continues to work with the Financial Counterparties to extend them but there can be no assurance that any additional extensions will be obtained or that the negotiations will ultimately result in an agreement. Reaching an agreement with the Financial Counterparties for the commutation, termination, amendment or restructuring of the existing agreements should significantly limit the Company’s exposure to future adverse loss development on a significant portion of its in-force business. As a result, failure to reach an agreement with the Financial Counterparties would cause the Company to continue to be exposed to material adverse loss development on such business, which if such loss development is realized would have a material adverse effect on the Company’s financial position and results of operations and on Syncora Guarantee’s statutory capital and surplus.

  Absent the consummation of agreements with Financial Counterparties and other parties to commute, terminate, amend or restructure their existing agreements with the Company or favorable development of the Company’s statutory case reserves, interest accretion on such reserves will cause Syncora Guarantee to not be able to comply with its regulatory minimum policyholders’ surplus requirement as of December 31, 2008 which, as discussed above, would permit the NYID to seek to put Syncora Guarantee in rehabilitation or liquidation. There can be no assurance that the negotiations with the Financial Counterparties will be successful or that we will reach an agreement with Financial Counterparties.

  In connection with the transactions contemplated by the Agreements, the Company received 8 million class A ordinary shares of XL Capital. As such shares under statutory accounting practices are recorded at fair value, any diminution in value will adversely affect Syncora Guarantee’s policyholders’ surplus. Subsequent to September 30, 2008 the market price of the ordinary shares of XL Capital have significantly declined. If such price does not recover by December 31, 2008, Syncora Guarantee’s policyholders’ surplus will be adversely affected and such effect may be material to the Syncora Guarantee’s policyholders’ surplus.

Ability of the Company to Continue as a Going Concern

In the opinion of the Company, the principal factors which affect the Company’s ability to continue as a going concern are: (i) its ability to successfully reach agreements with Financial Counterparties and other parties to commute, terminate or restructure the Company’s CDS contracts and policies on terms satisfactory to the Company, as well as to address the Company’s public finance business to the satisfaction of the New York Superintendent of Insurance (both of which are more fully described below), (ii) the risk of adverse loss development on its remaining in-force business not so commuted, terminated or restructured (particularly in regard to its exposure to residential mortgages) that would cause Syncora Guarantee not to be in compliance with its $65 million minimum policyholders’ surplus requirement under New York state law, and (iii) the risk of intervention by the NYID as a result of the financial condition of Syncora Guarantee.

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

Pursuant to the Master Transaction Agreement described below, the Financial Counterparties agreed to negotiate in good faith to reach an agreement for the commutation, termination, amendment or the restructuring of the Company’s obligations under its guarantees to such Financial Counterparties, which guarantees represent approximately $52.1 billion of the Company’s total CDS exposure of approximately $58.2 billion at September 30, 2008.

As a result of uncertainties associated with the aforementioned factors affecting the Company’s ability to continue as a going concern, management has concluded that there is substantial doubt about the ability of the Company to continue as a going concern. The accompanying consolidated financial statements are prepared assuming the Company continues as a going concern and do not include any adjustment that might result from its inability to continue as a going concern.

Current Strategic Plan

The Company is principally focused on: (i) seeking to reach agreements with Financial Counterparties and other parties to commute, terminate or restructure the Company’s CDS contracts and policies on terms satisfactory to the Company (as further described below), (ii) addressing the Company’s public finance business to the satisfaction of the New York Superintendent of Insurance (as further described below), (iii) maintaining or enhancing the Company’s liquidity, and (iv) remediating troubled credits to minimize claim payments, maximize recoveries and mitigate ultimate expected losses. The Company does not currently expect to be able to recommence new business production in the near term or at all.

In seeking to reduce exposure to CDS and other guaranteed products and otherwise improve its financial position and liquidity, the Company may from time to time, directly or indirectly, (i) seek to purchase (on the open market or otherwise) its guaranteed exposures or (ii) seek to commute its guaranteed exposures. The amount of exposure reduced and the nature of any such actions will depend on market conditions, pricing levels from time to time, the Company’s cash position and other considerations.

Agreements and Related Transactions

           Master Transaction Agreement and Merrill Agreement

The Master Transaction Agreement provides for the termination, commutation or elimination of certain reinsurance agreements, guarantees and other arrangements among the Company and XL Capital and certain of its subsidiaries, and between Syncora Guarantee and Syncora Guarantee Re, in exchange for a cash payment by XL Capital to the Company of $1.775 billion, the issuance and transfer of 8 million class A ordinary shares of XL Capital in the aggregate to Syncora Guarantee and Syncora Guarantee Re, and the transfer of XL Capital’s common shares of Syncora Holdings to a trust for the benefit of Syncora Guarantee until such time as an agreement between Syncora Guarantee and the Financial Counterparties is reached, and thereafter the Syncora Holdings shares will be held for the benefit of the Financial Counterparties. As a result of the transfer of the shares of Syncora Holdings to an escrow account pending the release of the shares to the trust (which will occur upon establishment of the trust and obtaining necessary regulatory approvals), XL Capital no longer has the right to vote, nominate directors to Syncora Holdings’ Board of Directors or any other rights. On the Closing Date, the four XL Capital-nominated directors on Syncora Holdings’ Board of Directors resigned. Pursuant to a shareholders agreement to be entered into by Syncora Holdings and the trustee of the trust upon transfer of the shares of Syncora Holdings to the trust, the trust will have a number of rights including the right to vote the shares and to nominate to Syncora Holdings’ Board of Directors, such number of directors as would equal one nominee less than a majority (if Syncora Holdings’ Board of Directors consists of nine or fewer Directors) or two nominees less than a majority (if Syncora Holdings’ Board of Directors consists of ten or more Directors). Until such time the common shares of Syncora Holdings are transferred from the aforementioned trust to Financial Counterparties or otherwise sold in the open market, for accounting purposes, they are considered to be treasury shares.

Under a registration rights agreement, dated as of August 5, 2008, by and among Syncora Guarantee, Syncora Guarantee Re and XL Capital, XL Capital agreed to provide Syncora Guarantee and Syncora Guarantee Re with two demand registration and unlimited piggyback registration rights with respect to the

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

8 million class A ordinary shares issued by XL Capital to Syncora Guarantee and Syncora Guarantee Re. Syncora Guarantee and Syncora Guarantee Re also agreed to hold such shares for a period of six months, and any sale of class A ordinary shares of XL Capital by Syncora Guarantee or Syncora Guarantee Re will be subject to a right of first offer in favor of XL Capital. In addition, pursuant to a letter, dated July 29, 2008, from Syncora Holdings to the underwriters named in the underwriting agreement entered into by XL Capital for a public offering of its class A ordinary shares, Syncora Holdings agreed, and agreed to cause its subsidiaries to agree, to a six month lock-up period with respect to class A ordinary shares of XL Capital.

Concurrently with the execution of the Master Transaction Agreement, Syncora Holdings, Syncora Guarantee and Syncora Guarantee Re entered into an agreement (the “Merrill Agreement”) with Merrill Lynch, Merrill Lynch International (“MLI”) and eight trusts affiliated with Syncora Holdings (the “CDS Trusts”), the obligations of which are guaranteed by policies issued by Syncora Guarantee. The Merrill Agreement provided for the termination of eight CDS contracts (the “Swaps”) and the related financial guarantee insurance policies issued by Syncora Guarantee with insured gross par outstanding of approximately $3.7 billion, in exchange for a payment by Syncora Guarantee to Merrill Lynch of an aggregate amount of $500 million. As part of the closing of the transactions comprising the Merrill Agreement, the parties provided mutual releases of claims with respect to the Swaps and the related policies. In addition, Syncora Guarantee and MLI have agreed to dismiss previously disclosed litigation related to seven of the Swaps (see Note 22). As a result of the termination of the Swaps, the Company recorded a loss of $94.0 million during the three-month period ended September 30, 2008.

The Company and XL Capital have obtained approvals from the NYID and the Bermuda Monetary Authority for the Master Transaction Agreement and the transactions comprising such agreement. Other required approvals related to the Master Transaction Agreement have been received from the Delaware Department of Insurance. The NYID has also approved the Merrill Agreement and the transactions comprising such agreement.

           FSA Master Agreement

Concurrently with the execution of the Master Transaction Agreement, the Company also entered into an agreement (the “FSA Master Agreement”) with FSA. The FSA Master Agreement provided for the commutation of all reinsurance ceded by FSA and its subsidiaries to Syncora Guarantee Re, including that ceded under the amended and restated master facultative reinsurance agreement, dated as of November 3, 1998 (the “Old Master Facultative Agreement”) that was the subject of a guarantee issued by XLI (see Note 8). Commutation of the Old Master Facultative Reinsurance Agreement and all cessions thereunder was a condition to the obligations of XL Capital under the Master Transaction Agreement. Pursuant to the FSA Master Agreement, FSA and Syncora Guarantee Re entered into the commutation and release agreement (the “Commutation Agreement”), under which all existing cessions to Syncora Guarantee Re by FSA were commuted in return for a payment by Syncora Guarantee Re of approximately $165.4 million, representing statutory reserves less ceding commission plus a commutation premium. In turn, FSA and one of its subsidiaries entered into a new master facultative reinsurance agreement (the “New Master Facultative Agreement”) and related reinsurance memorandum (the “Reinsurance Memorandum”) with Syncora Guarantee, under which FSA ceded certain of the commuted risks to Syncora Guarantee in return for a payment by FSA to Syncora Guarantee of approximately $88.6 million, representing the statutory unearned premium reserve for such risks, less ceding commission. FSA has undertaken to use its best efforts to reassume such reinsurance from Syncora Guarantee for a period of nine months after the closing, subject to limitations under Article 69 of the New York Insurance Law, which imposes aggregate and single risk limits on insurance that can be written by a financial guaranty insurer, FSA’s internal and rating agency single risk limits, other potential limitations and FSA’s underwriting guidelines. Syncora Guarantee was required to fund a trust in an initial amount of approximately $104.1 million to collateralize its obligations to FSA under the reinsurance agreement, which includes regulatory mandated contingency reserves. Finally, Syncora Holdings purchased all class A preferred shares of Syncora Guarantee Re held by FSA and its subsidiary, with a liquidation preference of $39 million, for approximately $2.9 million pursuant to an agreement for the sale and purchase of preferred shares (the “Preferred Shares Purchase Agreement”). As a result of the Commutation Agreement and New Master Facultative Agreement, the Company recorded a loss of $17.9 million during the three month period ended September 30, 2008. In addition, as a result of

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

Syncora Holdings’ purchase of the class A preferred shares of Syncora Guarantee Re, the Company recorded a gain of $36.1 million during the three-month period ended September 30, 2008, which was recorded in retained earnings and not reflected in the Company’s net income.

          Credit Agreement Amendment

Concurrently with the execution of the Master Transaction Agreement, Syncora Holdings also entered into an amendment, forbearance and limited waiver agreement (the “Credit Agreement Amendment”) with the lenders under its credit agreement, dated as of August 1, 2006, as amended (the “Credit Agreement”). Pursuant to the Credit Agreement Amendment, Syncora Holdings agreed (i) to permanently reduce the availability under its revolving credit facility from $250,000,000 to zero, (ii) to reduce the availability under the letter of credit facility to the amount of the letter of credit exposure as of July 28, 2008 and, subsequently, further reduce such exposure for any outstanding letters of credit for FSA’s benefit upon the closing the Commutation Agreement, and (iii) collateralize the remaining letters of credit after the consummation of the transactions comprising the Master Transaction Agreement. In consideration of the foregoing, the lenders under the Credit Agreement have agreed to (i) forbear from declaring certain defaults, if any, set forth in the Credit Agreement Amendment, (ii) waive such defaults, if any, upon the satisfaction of certain conditions set forth in the Credit Agreement Amendment, (iii) grant certain waivers in connection with the consummation of the Master Transaction Agreement, and (iv) not instruct the administrative agent to send, and the administrative agent has agreed that it shall not send, a notice of non-renewal with respect to any outstanding letters of credit (other than the letter of credit for FSA’s benefit, which was canceled and returned to the Administrative Agent prior to the Closing Date) with regard to any renewal of a letter of credit during calendar year 2008.

          Agreement with Financial Counterparties

In consideration for the releases and waivers agreed to by the Financial Counterparties as part of the Master Transaction Agreement, Syncora Guarantee agreed to hold an aggregate amount of $820 million in cash plus interest thereon, premiums paid by the Financial Counterparties from July 28, 2008 through October 15, 2008 (extended to October 31, 2008 by the Amendment Agreement as defined below) and any proceeds from the sale by the trust of the common shares of Syncora Holdings formerly owned by XL Capital (in the event such shares are sold) for the purpose of commuting, terminating, amending or otherwise restructuring existing agreements with the Financial Counterparties pursuant to an agreement to be negotiated with the Financial Counterparties. In the event that such agreement was not reached by October 15, 2008 (extended to October 31, 2008 by the Amendment Agreement as defined below), Syncora Guarantee agreed to use such proceeds only to pay claims under the CDS contracts of the Financial Counterparties. In addition, through such date, Syncora Guarantee agreed to certain restrictions on its ability to commute, terminate, amend or otherwise restructure policies and contracts to which it is a party. In the event that Syncora Guarantee becomes subject to a rehabilitation or liquidation proceeding, the funds shall no longer be separately held, segregated or limited in use for commutations or restructurings, and will be part of the general assets of Syncora Guarantee.

Effective as of October 15, 2008, Syncora Holdings and several of its wholly-owned subsidiaries and affiliates, including Syncora Guarantee, entered into an agreement (the “Amendment Agreement”) with all parties to the Master Transaction Agreement, with the sole exception of Lehman Brothers Inc., to extend the negotiation period to commute, terminate, amend or restructure the contracts between the Financial Counterparties and Syncora Guarantee from October 15, 2008 to October 31, 2008. The Amendment Agreement is drafted so that it is effective as to all parties that have executed it, even if Lehman Brothers Inc. fails to execute it. The Amendment Agreement also changes all other references in the Master Transaction Agreement from “October 15, 2008” to “October 31, 2008,” including the forbearance by the Financial Counterparties from exercising certain acceleration, termination and assessment rights under certain contracts, certain provisions of the Master Transaction Agreement relating to segregation by Syncora Guarantee of payments made by the Financial Counterparties through such date for use in the termination, amendment or restructuring of the contracts or payment of losses thereunder and limitations on the ability of Syncora Guarantee to commute, terminate or restructure policies or contracts or transfer or dispose of its public finance business. Other than in relation to these extensions, the terms of the Master Transaction Agreement remain unchanged. The extensions provided by the Amendment Agreement have expired and the Company continues to work with the Financial Counterparties to extend them but there can be no assurance that any additional extensions will be obtained or that the negotiations will ultimately result in an agreement.

           Related Transactions

In addition to the transactions contemplated by the Agreements, with the exception of the merger of Syncora Guarantee Re with and into Syncora Guarantee discussed below which was consummated on September 4, 2008, the Company executed the following transactions on or about the Closing Date:

  commutation of certain retrocession agreements the Company had in place with non-affiliates,

  distribution from Syncora Guarantee Re of $30.8 million to Syncora Holdings, and discontinuance of Syncora Guarantee Re as a Bermuda corporation and continuance of Syncora Guarantee Re as a Delaware corporation, contribution by Syncora Holdings of all its ownership interests in Syncora Guarantee Re to Syncora Guarantee, which was followed by the merger of Syncora Guarantee Re with and into Syncora Guarantee on September 4, 2008, with Syncora Guarantee being the surviving company. Subsequent to the merger of Syncora Guarantee Re with and into Syncora Guarantee, the Company’s financial guarantee reinsurance segment ceased to exist.

24. Quarterly Financial Information (Unaudited)

	2007
(U.S. Dollars in thousands, except per share amounts)	First	Second	Third	Fourth
Total premiums written	$104,958	$70,661	$110,780	$91,914
Net premiums written	84,725	62,097	85,234	74,003
Net premiums earned	46,379	54,192	58,177	56,971
Net investment income	26,125	30,263	31,621	32,701
Net losses and loss adjustment expenses	(801)	3,028	7,365	710,940	(1)
Income (loss) before income tax and minority interest	38,448	27,351	(90,532)	(1,171,491	)(2)
Net income (loss) available to common shareholders	37,255	25,915	(89,861)	(1,197,858	)(2)
Basic earnings (loss) per share	$0.58	$0.40	$(1.40)	$(18.67)
Diluted earnings (loss) per share	$0.58	$0.40	$(1.40)	$(18.67)

SECURITY CAPITAL ASSURANCE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006 AND 2005

	2006
(U.S. Dollars in thousands, except per share amounts)	First	Second	Third	Fourth
Total premiums written	$82,183	$107,643	$85,570	$133,603
Net premiums written	74,591	101,483	100,478	119,380
Net premiums earned	37,813	55,541	45,455	44,306
Net investment income	15,062	16,129	21,835	24,698
Net losses and loss adjustment expenses	3,449	2,880	4,994	3,635
Income before income tax and minority interest	21,376	37,311	32,298	37,457
Net income available to common shareholders	16,749	36,388	28,412	35,806
Basic earnings per share	$0.36	$0.79	$0.49	$0.56
Diluted earnings per share	$0.36	$0.79	$0.49	$0.56

(1)	The increase, as compared to prior quarters, relates to the provisions for case basis reserves discussed in Note 14(a), (b) and (f).

(2)	The loss recorded during the fourth quarter of 2007 is primarily the result of provisions for case basis reserves discussed in Note 14(a), (b) and (f), as well as the change in the estimate of the fair value of the Company’s CDS contracts, which is discussed in Note 3.